As filed with the Securities and Exchange Commission on January 19, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-3

CAN-FITE BIOPHARMA LTD.

(Exact name of registrant as specified in its charter)

Israel	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

10 Bareket Street

Kiryat Matalon, P.O. Box 7537

Petach-Tikva 4951778, Israel

(972) (3)924-1114

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vcorp Services, LLC

25 Robert Pitt Drive, Suite 204

Monsey, New York 10952

(Name, Address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:

Gregory Sichenzia, Esq.	Ronen Kantor, Adv.
Gary Emmanuel, Esq.	Doron, Tikotzky, Kantor, Gutman, Cederboum & Co.
Avital Even-Shoshan, Esq.	Derech Ben Gurion 2
Sichenzia Ross Friedman Ross LLP	Ramat Gan, Israel 52573
61 Broadway	Tel: 972-3-6133371
New York, NY 10006	Fax: 972-3-6133372
Tel: (212) 930 9700
Fax: (212) 930-9725

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price per Security (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Ordinary shares, par value NIS 0.25 per share, underlying Warrants to Purchase American Depositary Shares (4)	3,274,138 Ordinary Shares	$2.01	$6,581,017	$662.71

Total	3,274,138 Ordinary Shares	$2.01	$6,581,017	$662.71

(1)	American Depositary Shares, or ADSs, issuable upon deposit of the ordinary shares registered hereby have been registered pursuant to a separate registration statement on Form F-6 (File No. 333-183741). Each American Depositary Share represents two (2) ordinary shares.

(2)	This registration statement also includes an indeterminate number of shares underlying the ADSs that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based on the average of the equivalent high and low sales prices of the ADSs on the NYSE MKT on January 15, 2016.

(4)	Consists of (i) 2,956,322 ordinary shares represented by 1,478,161 ADSs issuable upon the exercise of warrants issued in private placements in September and October 2015, and (ii) 317,816 ordinary shares represented by 158,908 ADSs issuable upon the exercise of placement agent warrants issued in connection with private placements.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 19, 2016

3,274,138 Ordinary Shares Represented by 1,637,069 American Depositary Shares

This prospectus relates to the resale, by the selling shareholders identified in this prospectus, of up to an aggregate of up to 3,274,138 ordinary shares, par value NIS 0.25 per share of Can-Fite Biopharma Ltd., represented by 1,637,069 American Depository Shares, or ADSs, consisting of (i) 2,956,322 ordinary shares represented by 1,478,161 ADSs issuable upon the exercise of warrants originally issued in private placements on September 21, 2015 and October 15, 2015, and (ii) 317,816 ordinary shares represented by 158,908 ADSs issuable upon the exercise of placement agent warrants issued in connection with the private placements. The selling shareholders are identified in the table commencing on page 32. Each ADS represents 2 ordinary shares. No ADSs are being registered hereunder for sale by us. We will not receive any proceeds from the sale of the ADSs by the selling shareholders. All net proceeds from the sale of the ordinary shares represented by ADSs covered by this prospectus will go to the selling shareholders. However, we may receive the proceeds from any exercise of warrants if the holders do not exercise the warrants on a cashless basis. See “Use of Proceeds.”

The selling shareholders may sell all or a portion of the ordinary shares represented by ADSs from time to time in market transactions through any market on which our ADSs are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution”.

Our ADSs are listed on the NYSE MKT under the symbol “CANF.” On January 15, 2016, the closing price of our ADSs on the NYSE MKT was US$1.99 per ADS. Our ordinary shares also trade on the Tel Aviv Stock Exchange, or TASE, under the symbol “CFBI”. On January 18, 2016, the last reported sale price of our ordinary shares on the TASE was NIS 4.144 or $1.048 per share (based on the exchange rate reported by the Bank of Israel on the same day).

The securities offered in this prospectus involve a high degree of risk. See "Risk Factors" beginning on page 8 of this prospectus to read about factors you should consider before purchasing any of our securities.

Neither the U.S. Securities and Exchange Commission, the Israel Securities Authority nor any state or other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _____, 2016

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or its offices described below under the heading “Where You Can Find Additional Information”.

You should rely only on the information that is contained in this prospectus or that is incorporated by reference into this prospectus. We have not authorized anyone to provide you with information that is in addition to or different from that contained in, or incorporated by reference into, this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not offering to sell or solicit any security other than the ordinary shares represented by ADSs offered by this prospectus. In addition, we are not offering to sell or solicit any securities to or from any person in any jurisdiction where it is unlawful to make this offer to or solicit an offer from a person in that jurisdiction. The information contained in this prospectus is accurate as of the date on the front of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of our ordinary shares. Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, unless the context otherwise requires:

●	references to “ADSs” refer to the Registrant’s American Depositary Shares;

●	references to “A3AR” refer to the A3 adenosine receptor;

●	references to the “Company,” “we,” “our” and “Can-fite” refer to Can-fite BioPharma Ltd. (the “Registrant”) and its consolidated subsidiaries;

●	references to “$” are to United States Dollars;

●	references to “HCC” refer to hepatocellular carcinoma, also known as primary liver cancer;

●	references to “HCV” refer to hepatitis C virus;

●	references to “ordinary shares,” “our shares” and similar expressions refer to the Registrant’s Ordinary Shares, NIS 0.25 nominal (par) value per share;

●	references to “OA” refer to osteoarthritis;

●	references to “RA” refer to rheumatoid arthritis; and

●	references to “NIS” are to New Israeli Shekels, the Israeli currency.

We effected a 1-for-25 reverse share split with respect to our ordinary shares, options and warrants on May 12, 2013. Unless indicated otherwise by the context, all ordinary share, option, warrant and per share amounts as well as stock prices appearing in this prospectus have been adjusted to give retroactive effect to the share split for all periods presented.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus that we consider important. This summary does not contain all of the information you should consider before investing in our securities. You should read this summary together with the entire prospectus, including the risks related to our business, our industry, investing in our ordinary shares and our location in Israel, that we describe under “Risk Factors” and our consolidated financial statements and the related notes included at the end of this prospectus before making an investment in our securities.

Overview

We are a clinical-stage biopharmaceutical company focused on developing orally bioavailable small molecule therapeutic products for the treatment of autoimmune-inflammatory, oncological and ophthalmic diseases. Our platform technology utilizes the Gi protein associated A3AR as a therapeutic target. A3AR is highly expressed in inflammatory and cancer cells, and not significantly expressed in normal cells, suggesting that the receptor could be a unique target for pharmacological intervention. Our pipeline of drug candidates are synthetic, highly specific agonists and allosteric modulators, or ligands or molecules that initiate molecular events when binding with target proteins, targeting the A3AR.

Our product pipeline is based on the research of Dr. Pnina Fishman, who investigated a clinical observation that tumor metastasis can be found in most body tissues, but are rarely found in muscle tissue, which constitutes approximately 60% of human body weight. Dr. Fishman’s research revealed that one reason that striated muscle tissue is resistant to tumor metastasis is that muscle cells release small molecules which bind with high selectivity to the A3AR. As part of her research, Dr. Fishman also discovered that A3ARs have significant expression in tumor and inflammatory cells, whereas normal cells have low or no expression of this receptor. The A3AR agonists and allosteric modulators, currently our pipeline of drug candidates, bind with high selectivity and affinity to the A3ARs and upon binding to the receptor initiate down-stream signal transduction pathways resulting in apoptosis, or programmed cell death, of tumors and inflammatory cells and to the inhibition of inflammatory cytokines. Cytokines are proteins produced by cells that interact with cells of the immune system in order to regulate the body’s response to disease and infection. Overproduction or inappropriate production of certain cytokines by the body can result in disease.

We have in-licensed an allosteric modulator of the A3AR, CF602 from Leiden University. In addition, we have out-licensed CF101 (i) for the treatment of RA to Kwang Dong Pharmaceutical Co. Ltd., a South Korean limited company, or KD for the Korean market, (ii) for the treatment of psoriasis and RA to Cipher Pharmaceuticals, or Cipher, for the Canadian market, and (iii) for the treatment of ophthalmic diseases to Eye-Fite, a wholly-owned subsidiary of OphthaliX for the global market. Our license with NIH expired in June 2015 with the expiration of certain patents.

Recently, we entered into an agreement with Japan-based Seikagaku Corporation, or SKK, terminating its license agreement with us. SKK informed us that it is strategically focused on expanding its core research and development activities in the field of glyco-science. Under the license agreement, SKK was granted a license for the use, development and marketing of CF101 in Japan with respect to inflammatory indications, except for ophthalmic disease indications. The termination agreement provides, among other things, that all licenses and rights granted to SKK terminate and all clinical and non-clinical studies conducted by SKK shall be transferred free of charge to us. Over the life of the license, we received an aggregate of approximately $8 million from SKK.

Our product candidates, CF101, CF102 and CF602 are being developed to treat several autoimmune-inflammatory, oncological and ophthalmic indications. CF101 is in various stages of clinical development for the treatment of autoimmune-inflammatory diseases, including RA and psoriasis. CF101 is also being developed by OphthaliX for the treatment of ophthalmic indications, including glaucoma and uveitis. CF102 is being developed for the treatment of HCC, and was recently granted Fast Track designation by the FDA as a second line treatment to improve survival for patients with advanced hepatocellular carcinoma who have previously received Nexavar (sorafenib), and has orphan drug designation for the treatment of HCC in the U.S. and Europe. CF602 is our second generation allosteric drug candidate for the treatment of sexual dysfunction, which has shown proof of concept in pre-clinical pharmacological studies. Preclinical studies revealed that our drug candidates have potential to treat additional inflammatory diseases, such as Crohn’s disease, oncological diseases and viral diseases, such as the JC virus.

In March 2015, we announced that our 32 week Phase II/III double-blind, placebo-controlled study did not meet its primary endpoint of a statistically significant improvement in the Psoriasis Area Severity Index (PASI) 75 score relative to placebo after 12 weeks of treatment. In April 2015, after further data analysis we announced that, based on positive data that we have found between weeks 16-32 of the study showing linear cumulative response to CF101, we intend to continue the development of CF101 for the treatment of psoriasis and are completing the design of a Phase III study protocol for CF101 in the treatment of psoriasis which we plan to file with the European Medicines Agency, or EMA, in the first half of 2016 and anticipate initiating patient enrolment in the fourth quarter of 2016.

We believe our pipeline of drug candidates represent a significant market opportunity. For instance, according to Visiongain, the world RA market size is predicted to generate revenues of $38.5 billion in 2017 and the psoriasis drug market is forecasted to be worth $8.9 billion by 2018. According to Global Industry Analysts, the global liver cancer drug market is expected to exceed $2 billion by 2015. GlobalData estimates the glaucoma market to grow to approximately $3 billion by 2023.

We believe that our drug candidates have certain unique characteristics and advantages over drugs currently available on the market and under development to treat these indications. To date, we have generated our pipeline by in-licensing, researching and developing two synthetic A3AR agonists, CF101 and CF102, and an allosteric modulator, CF602. For example, our technology platform is based on the finding that the A3AR is highly expressed in pathological cells, such as various tumor cell types and inflammatory cells. High A3AR expression levels are also found in peripheral blood mononuclear cells, or PBMCs, of patients with cancer, inflammatory and viral diseases. PBMCs are a critical part of the immune system required to fight infection. We believe that targeting the A3AR with synthetic and highly selective A3AR agonists, such as CF101 and CF102, and allosteric modulators, such as CF602, induces anti-cancer and anti-inflammatory effects. In addition, our human clinical data suggests that the A3AR is a biological marker and that high A3AR expression prior to treatment may be predictive of good patient response to our drug treatment. In fact, as a result of our research we have developed a simple blood assay to test for A3AR expression as a predictive biological marker. We have been granted a U.S. patent with respect to the intellectual property related to such assay and utilized this assay in our Phase IIb study of CF101 tor the treatment of RA.

Moreover, we believe characteristics of CF101, as exhibited in our clinical studies to date, including its good safety profile, clinical activity, simple and less frequent delivery through oral administration and its low cost of production, position it well against the competition in the autoimmune-inflammatory markets, including the RA and psoriasis markets, where treatments, when available, often include injectable drugs, many of which can be highly toxic, expensive and not always effective. Furthermore, pre-clinical pharmacology studies in different experimental animal models of arthritis revealed that CF101 acts as a disease modifying anti-rheumatic drug, or a DMARD, which, when coupled with its good safety profile, make it competitive in the psoriasis, RA and OA markets. Our recent findings also demonstrate that a biological predictive marker can be utilized prior to treatment with CF101, which may allow it to be used as a personalized medicine therapeutic approach for the treatment of RA. We also believe CF101 is well-positioned against some of the competition in the ophthalmic markets, in particular, glaucoma, where treatments, when available, often include frequent self-administered eye drops, which may be more difficult than taking pills and may result in less than the full dose of the drug actually entering the eye, have undesirable side effects and do not simultaneously treat the underlying cause and relieve the symptoms associated with the indication. Like CF101, CF102 has a good safety profile, is orally administered and has a low cost of production, which we believe positions it well in the HCC market, where only one drug, Nexavar, has been approved by the FDA.

Nevertheless, other drugs on the market, new drugs under development (including drugs that are in more advanced stages of development in comparison to our drug candidates) and additional drugs that were originally intended for other purposes, but were found effective for purposes targeted by us, may all be competitive to the current drugs in our pipeline. In fact, some of these drugs are well established and accepted among patients and physicians in their respective markets, are orally bioavailable, can be efficiently produced and marketed, and are relatively safe. None of our product candidates have been approved for sale or marketing and, to date, there have been no commercial sales of any of our product candidates.

Our research further suggests that A3AR affects pathological and normal cells differently. While specific A3AR agonists, such as CF101 and CF102, and allosteric modulators, such as CF602, appear to inhibit growth and induce apoptosis of cancer and inflammatory cells, normal cells are refractory, or unresponsive to the effects of these drugs. To date, the A3AR agonists have had a positive safety profile as a result of this differential effect.

We also seek to obtain technologies that complement and expand our existing technology base by entering into license agreements with academic institutions and biotechnology companies. Under our license agreements we are generally obligated to diligently pursue product development, make development milestone payments, pay royalties on any product sale and make payments upon the grant of sublicense rights. The scope of payments we are required to make under our in-licensing agreements is comprised of various components that are paid commensurate with the progressive development and commercialization of our drug products.

In addition to in-licensing, we have also out-licensed one of our molecules to third-parties to capitalize on the experience, capabilities and location of such third-parties. Similar to our obligations under any in-license agreements, pursuant to these out-licensing agreements, our licensees are generally obligated to diligently pursue product development, make up-front payments, make development milestone payments and pay royalties on sales. Accordingly, we expect to fund certain of our future operations through out-licensing arrangements with respect to our product candidates.

We are currently: (i) planning to file a Phase III protocol with the EMA for CF101 in the treatment of RA with patient enrollment anticipated in the second or third quarter of 2016, (ii) completing the design of our Phase III study protocol for CF101 in the treatment of psoriasis which we plan to file with the EMA in the first half of 2016 and anticipate initiating patient enrollment in the fourth quarter of 2016, (iii) conducting a Phase II study with respect to the development of CF102 for the treatment of HCC and anticipate completing enrollment of approximately 78 patients during the first half of 2016, (iv) planning to file a Phase II study protocol with IRBs for our first human clinical study of CF102 in the treatment of non-alcoholic steatohepatitis, or NASH, a new indication identified by us for our liver cancer drug, and (v) conducting further preclinical work with respect to the development of CF602 for the submission of an IND to the FDA during the fourth quarter of 2016. OphthaliX is currently: (i) conducting a Phase II trial with respect to the development of CF101 for the treatment of glaucoma or related syndromes of ocular hypertension and expects to report data in the second quarter of 2016; and (ii) planning on initiating a Phase II study of CF101 for the treatment of uveitis.

Our Strategy

Our strategy is to build a fully integrated biotechnology company that discovers, in-licenses and develops an innovative and effective small molecule drug portfolio of ligands that bind to a specific therapeutic target for the treatment of autoimmune-inflammatory, oncological, ophthalmic diseases and more. We continue to develop and test our existing pipeline, while also testing other indications for our existing drugs and examining, from time to time, the potential of other small molecules that may fit our platform technology of utilizing small molecules to target the A3AR. We generally focus on drugs with global market potential and we seek to create global partnerships to effectively assist us in developing our portfolio and to market our products. Our approach allows us to:

●	continue to advance our clinical and preclinical pipeline;

●	test our products for additional indications which fit our molecules’ mechanism of action;

●	identify other small molecule drugs or ligands;

●	focus on our product candidates closest to realizing their potential; and

●	avoid dependency on a small number of small molecules and indications.

Using this approach, we have successfully advanced our product candidates for a number of indications into various stages of clinical development. Specific elements of our current strategy include the following:

Successful development of our existing portfolio of small molecule orally bioavailable drugs for the treatment of various diseases. We intend to continue to develop our existing portfolio of small molecule orally bioavailable drugs, both for existing targeted diseases, as well as other potential indications. Our drug development will continue to focus on inflammatory, oncological and ophthalmic diseases. We will focus most prominently on advancing our product candidates that are in the most advanced stages, i.e., plaque psoriasis and RA (and later posterior uveitis and glaucoma) with respect to CF101, and HCC and NASH with respect to CF102. Following the announcement of top-line results that CF101 did not meet the dry eye syndrome or DES Phase III primary and secondary efficacy end-points, Ophthalix decided to end the development of CF101 for DES.

Use our expertise with our platform technology to evaluate in-licensing opportunities. We continuously seek attractive product candidates and innovative technologies to in-license or acquire. We intend to focus on product candidates that would be synergistic with our A3AR expertise. We believe that by pursuing selective acquisitions of technologies in businesses that complement our own, we will be able to enhance our competitiveness and strengthen our market position. We intend to utilize our expertise in A3AR and our pharmacological expertise to validate new classes of small molecule orally bioavailable drugs. We will then seek to grow our product candidate portfolio by attempting to in-license those various candidates and to develop them for a variety of indications.

Primarily develop products that target major global markets. Our existing product candidates are almost all directed at diseases that have major global markets. Our intent is to continue to develop products that target diseases that affect significant populations using our platform technology. We believe these arrangements will allow us to share the high development cost, minimize the risk of failure and enjoy our partners’ marketing capabilities, while also enabling us to treat a more significant number of persons. We believe further that this strategy will increase the likelihood of advancing clinical development and potential commercialization of our product candidates.

Commercialize our product candidates throughout-licensing arrangements. We have previously entered into two out-licensing arrangements with major pharmaceutical companies in the Far East and one distribution agreement with a growing pharmaceutical company in Canada. We intend to continue to commercialize our product candidates throughout-licensing arrangements with third parties who may perform any or all of the following tasks: completing development, securing regulatory approvals, manufacturing, marketing and sales. We do not intend to develop our own manufacturing facilities or sales forces. If appropriate, we may enter into co-development and similar arrangements with respect to any product candidate with third parties or commercialize a product candidate ourselves. We believe these arrangements will allow us to share the high development cost, minimize the risk of failure and enjoy our partners’ marketing capabilities. We believe further that this strategy will increase the likelihood of advancing clinical development and potential commercialization of our product candidates.

Our Product Pipeline

The table below sets forth our current pipeline of product candidates, including the target indication and status of each.

Clinical Application/Drug	Pre-Clinical	Phase I	Phase II	Phase III
Autoimmune-Inflammatory
Psoriasis - CF101(1)

Rheumatoid Arthritis - CF101 (2)

Oncology/Liver diseases
HCC - CF102(3)

NASH – CF102(4)

Sexual Dysfunction - CF602 (5)

Ophthalmology(6)
Glaucoma - CF101(7)

Uveitis - CF101(8)

Completed

On-going

Preparatory work

(1)	We are completing the design of our Phase III study protocol for CF101 in the treatment of psoriasis which we plan to file with the EMA in the first half of 2016 and anticipate initiating patient enrollment in the fourth quarter of 2016.
(2)	We are planning to file a Phase III protocol with the EMA for CF101 in the treatment of RA with patient enrollment anticipated in the second or third quarter of 2016.
(3)	We are conducting a Phase II study with respect to the development of CF102 for the treatment of HCC and anticipate completing enrollment of approximately 78 patients during the first half of 2016.
(4)	We plan to file a Phase II study protocol with IRBs for our first human clinical study of CF102 in the treatment of NASH.
(5)	We are conducting further preclinical work with respect to the development of CF602 for the submission of an IND to the FDA which is anticipated in the fourth quarter of 2016.
(6)	OphthaliX, an 82% owned subsidiary of ours, develops CF101 for ophthalmic indications.
(7)	OphthaliX is conducting a Phase II trial with respect to the development of CF101 for the treatment of glaucoma or related syndromes of ocular hypertension and expects to report data in the second quarter of 2016.
(8)	OphthaliX is planning on initiating a Phase II study of CF101 for the treatment of uveitis.

September and October 2015 Financings

On September 19, 2015, we entered into a securities purchase agreement with certain institutional investors providing for the issuance of an aggregate of 2,068,966 ADSs in a registered direct offering at $4.35 per ADS for aggregate gross proceeds of approximately $9,000,002. In addition, we issued unregistered warrants to purchase 1,034,483 ADSs in a private placement. The warrants may be exercised after six months from issuance for a period of five and a half years from issuance and have an exercise price of $5.25 per ADS, subject to adjustment as set forth therein. The warrants may be exercised on a cashless basis if six months after issuance there is no effective registration statement registering the ADSs underlying the warrants. At the closing, we also issued placement agent warrants to purchase 103,448 ADSs on the same terms as the warrants except they have a term of five years.

On October 13, 2015, we entered into a securities purchase agreement with certain institutional investors providing for the issuance of an aggregate of 1,109,196 ADSs in a registered direct offering at $4.35 per ADS for aggregate gross proceeds of approximately $4,825,000. In addition, we issued unregistered warrants to purchase 443,678 ADSs in a private placement. The warrants may be exercised after six months from issuance for a period of five and a half years from issuance and have an exercise price of $5.25 per ADS, subject to adjustment as set forth therein. The warrants may be exercised on a cashless basis if six months after issuance there is no effective registration statement registering the ADSs underlying the warrants. At the closing, we also issued placement agent warrants to purchase 55,460 ADSs on the same terms as the warrants except they have a term of five years.

The selling shareholders named in this prospectus may offer and sell up to an aggregate of 3,274,138 ordinary shares represented by 1,637,069 ADSs issuable upon exercise of these warrants.

Throughout this prospectus, when we refer to our ordinary shares being registered on behalf of the selling shareholders, we are referring to the ordinary shares represented by ADSs that may be issuable upon exercise of warrants and placement agent warrants. Throughout this prospectus, when we refer to the selling shareholders, we are referring to the selling shareholders named herein and, as applicable, any donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling shareholder as a gift, pledge, or other non-sale related transfer that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

The Offering

ADSs Offered	Up to an aggregate of up to 3,274,138 ordinary shares, par value NIS 0.25 per share of Can-Fite Biopharma Ltd., represented by 1,637,069 American Depository Shares, or ADSs, consisting of (i) 2,956,322 ordinary shares represented by 1,478,161 ADSs issuable upon the exercise of warrants issued in private placements in September and October 2015, and (ii) 317,816 ordinary shares represented by 158,908 ADSs issuable upon the exercise of placement agent warrants issued in connection with the private placement. Each ADS represents 2 ordinary shares.

The warrants may be exercised after six months from issuance for a period of five and a half years from issuance (in the case of the investor warrants) and for a period of five years from issuance (in the case of the placement agent warrants) and have an exercise price of $5.25 per ADS, subject to adjustment as set forth therein. The warrants may be exercised on a cashless basis if six months after issuance there is no effective registration statement registering the ADSs underlying the warrants.

Ordinary Shares Outstanding at January 18, 2016	27,672,901 ordinary shares (which excludes 446,827 ordinary shares held in treasury).
Use of Proceeds	We will not receive any proceeds from the sale of the ordinary shares represented by ADSs by the selling shareholders. All net proceeds from the sale of the ordinary shares represented by ADSs covered by this prospectus will go to the selling shareholders. However, we may receive the proceeds from any exercise of warrants and placement agent warrants if the holders do not exercise the warrants on a cashless basis. See “Use of Proceeds.” Any net proceeds we receive from the selling shareholders through the exercise of warrants and placement agent warrants will be used for research and development, general and administrative expenses, and for working capital purposes.

NYSE MKT Symbol for ADS	CANF

Risk Factors	Before investing in our securities, you should carefully read and consider the “Risk Factors” beginning on page 8 of this prospectus.

Depositary	Bank of New York Mellon

RISK FACTORS

You should carefully consider the risks we describe below, in addition to the other information set forth elsewhere in this prospectus, including our consolidated financial statements and the related notes set forth in our Annual Report on Form 20-F for the fiscal year ending December 31, 2014, incorporated herein, before deciding to invest in our ordinary shares and ADSs. These material risks could adversely impact our results of operations, possibly causing the trading price of our ordinary shares and ADSs to decline, and you could lose all or part of your investment.

Risks Related to Our Financial Position and Capital Requirements

We have incurred operating losses since our inception and anticipate that we will continue to incur substantial operating losses for the foreseeable future.

We are a clinical stage biopharmaceutical company that develops orally bioavailable small molecule therapeutic products for the treatment of autoimmune-inflammatory, oncological and ophthalmic diseases. Since our incorporation in 1994, we have been focused on research and development activities with a view to developing our product candidates, CF101, CF102 and CF602. We have financed our operations primarily through the sale of equity securities (both in private placements and in public offerings on the Tel Aviv Stock Exchange, or TASE and NYSE MKT) and payments received under out- licensing agreements and have incurred losses in each year since our inception in 1994. We have historically incurred substantial net losses, including net losses of approximately NIS 24 million in 2014, NIS 31 million in 2013 and NIS 22 million in 2012 and NIS 20.6 million in the nine months ended September 30, 2015. At December 31, 2014 and September 30, 2015, we had an accumulated deficit of approximately NIS 304 million and NIS 324 million respectively. We do not know whether or when we will become profitable. To date, we have not commercialized any products or generated any revenues from product sales and accordingly we do not have a revenue stream to support our cost structure. Our losses have resulted principally from costs incurred in development and discovery activities. We expect to continue to incur losses for the foreseeable future, and these losses will likely increase as we:

●	initiate and manage pre-clinical development and clinical trials for our current and new product candidates;

●	seek regulatory approvals for our product candidates;

●	implement internal systems and infrastructures;

●	seek to license additional technologies to develop;

●	hire management and other personnel; and

●	move towards commercialization.

If our product candidates fail in clinical trials or do not gain regulatory clearance or approval, or if our product candidates do not achieve market acceptance, we may never become profitable. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our inability to achieve and then maintain profitability would negatively affect our business, financial condition, results of operations and cash flows. Moreover, our prospects must be considered in light of the risks and uncertainties encountered by an early-stage company and in highly regulated and competitive markets, such as the biopharmaceutical market, where regulatory approval and market acceptance of our products are uncertain. There can be no assurance that our efforts will ultimately be successful or result in revenues or profits.

We will need to raise additional capital to meet our business requirements in the future, and such capital raising may be costly or difficult to obtain and will dilute current shareholders’ ownership interests.

As of December 31, 2014 and September 30, 2015, we had cash and cash equivalents of approximately $9.3 million and $14.5 million, respectively. During the first quarter of 2015, $1.3 million from Cipher Pharmaceuticals, or Cipher, as upfront payment for entering into the distribution agreement with Cipher and in September and October 2015, we raised approximately $12.5 million in registered direct offerings. We believe that our existing financial resources will be sufficient to meet our requirements for the next twelve months. We have expended and believe that we will continue to expend substantial resources for the foreseeable future developing our product candidates. These expenditures will include costs associated with research and development, manufacturing, conducting preclinical experiments and clinical trials and obtaining regulatory approvals, as well as commercializing any products approved for sale. In addition, we have agreed to provide certain financial support to our subsidiary, OphthaliX Inc., or OphthaliX, for the foreseeable future. Because the outcome of our planned and anticipated clinical trials is highly uncertain, we cannot reasonably estimate the actual amounts necessary to successfully complete the development and commercialization of our product candidates. In addition, other unanticipated costs may arise. As a result of these and other factors currently unknown to us, we will require additional funds, through public or private equity or debt financings or other sources, such as strategic partnerships and alliances and licensing arrangements. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans.

Our future capital requirements will depend on many factors, including the progress and results of our clinical trials, the duration and cost of discovery and preclinical development, and laboratory testing and clinical trials for our product candidates, the timing and outcome of regulatory review of our product candidates, the number and development requirements of other product candidates that we pursue, and the costs of activities, such as product marketing, sales, and distribution. Because of the numerous risks and uncertainties associated with the development and commercialization of our product candidates, we are unable to estimate the amounts of increased capital outlays and operating expenditures associated with our anticipated clinical trials.

Our future capital requirements depend on many factors, including:

●	the failure to obtain regulatory approval or achieve commercial success of our product candidates, including CF101, CF102 and CF602;

●	the results of our preclinical studies and clinical trials for our earlier stage product candidates, and any decisions to initiate clinical trials if supported by the preclinical results;

●	the costs, timing and outcome of regulatory review of our product candidates that progress to clinical trials;

●	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our issued patents and defending intellectual property-related claims;

●	the cost of commercialization activities if any of our product candidates are approved for sale, including marketing, sales and distribution costs;

●	the cost of manufacturing our product candidates and any products we successfully commercialize;

●	the timing, receipt and amount of sales of, or royalties on, our future products, if any;

●	the expenses needed to attract and retain skilled personnel;

●	any product liability or other lawsuits related to our products;

●	the extent to which we acquire or invest in businesses, products or technologies and other strategic relationships; and

●	the costs of financing unanticipated working capital requirements and responding to competitive pressures.

Additional funds may not be available when we need them, on terms that are acceptable to us, or at all. If adequate funds are not available to us on a timely basis, we may be required to delay, limit, reduce or terminate preclinical studies, clinical trials or other research and development activities for one or more of our product candidates or delay, limit, reduce or terminate our establishment of sales and marketing capabilities or other activities that may be necessary to commercialize our product candidates.

We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible notes and warrants, which may adversely impact our financial condition.

Raising additional capital may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights to our technologies or product candidates.

We may seek additional capital through a combination of private and public equity offerings, debt financings, strategic partnerships and alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interests of existing shareholders will be diluted, and the terms may include liquidation or other preferences that adversely affect shareholder rights. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take certain actions, such as incurring debt, making capital expenditures or declaring dividends. If we raise additional funds through strategic partnerships and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us. If we are unable to raise additional funds through equity or debt financing when needed, we may be required to delay, limit, reduce or terminate our product development or commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

If we fail to obtain necessary funds for our operations, we will be unable to maintain and improve our patented or licensed technology, and we will be unable to develop and commercialize our products and technologies.

Our present and future capital requirements depend on many factors, including:

●	the level of research and development investment required to develop our product candidates, and maintain and improve our patented or licensed technology position;

●	the costs of obtaining or manufacturing product candidates for research and development and testing;

●	the results of preclinical and clinical testing, which can be unpredictable in product candidate development;

●	changes in product candidate development plans needed to address any difficulties that may arise in manufacturing, preclinical activities or clinical studies;

●	our ability and willingness to enter into new agreements with strategic partners and the terms of these agreements;

●	our success rate in preclinical and clinical efforts associated with milestones and royalties;

●	the costs of investigating patents that might block us from developing potential product candidates;

●	the costs of recruiting and retaining qualified personnel;

●	the time and costs involved in obtaining regulatory approvals;

●	the number of product candidates we pursue;

●	our revenues, if any;

●	the costs of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights; and

●	our need or decision to acquire or license complementary technologies or new platform or product candidate targets.

If we are unable to obtain the funds necessary for our operations, we will be unable to maintain and improve our patented technology, and we will be unable to develop and commercialize our products and technologies, which would materially and adversely affect our business, liquidity and results of operations.

Risks Related to our Business and Regulatory Matters

We have not yet commercialized any products or technologies, and we may never become profitable.

We have not yet commercialized any products or technologies, and we may never be able to do so. We do not know when or if we will complete any of our product development efforts, obtain regulatory approval for any product candidates incorporating our technologies or successfully commercialize any approved products. Even if we are successful in developing products that are approved for marketing, we will not be successful unless these products gain market acceptance for appropriate indications at favorable reimbursement rates. The degree of market acceptance of these products will depend on a number of factors, including:

●	the timing of regulatory approvals in the countries, and for the uses, we seek;

●	the competitive environment;

●	the establishment and demonstration in the medical community of the safety and clinical efficacy of our products and their potential advantages over existing therapeutic products;

●	our ability to enter into strategic agreements with pharmaceutical and biotechnology companies with strong marketing and sales capabilities;

●	the adequacy and success of distribution, sales and marketing efforts; and

●	the pricing and reimbursement policies of government and third-party payors, such as insurance companies, health maintenance organizations and other plan administrators.

Physicians, patients, thirty-party payors or the medical community in general may be unwilling to accept, utilize or recommend, and in the case of third-party payors, cover any of our products or products incorporating our technologies. As a result, we are unable to predict the extent of future losses or the time required to achieve profitability, if at all. Even if we successfully develop one or more products that incorporate our technologies, we may not become profitable.

Our product candidates are at various stages of clinical and preclinical development and may never be commercialized.

Our product candidates are at various stages of clinical development and may never be commercialized. The progress and results of any future pre-clinical testing or future clinical trials are uncertain, and the failure of our product candidates to receive regulatory approvals will have a material adverse effect on our business, operating results and financial condition to the extent we are unable to commercialize any products. None of our product candidates has received regulatory approval for commercial sale. In addition, we face the risks of failure inherent in developing therapeutic products. Our product candidates are not expected to be commercially available for several years, if at all.

In addition, our product candidates must satisfy rigorous standards of safety and efficacy before they can be approved by the U.S. Food and Drug Administration, or the FDA, and foreign regulatory authorities for commercial use. The FDA and foreign regulatory authorities have full discretion over this approval process. We will need to conduct significant additional research, involving testing in animals and in humans, before we can file applications for product approval. Typically, in the pharmaceutical industry, there is a high rate of attrition for product candidates in pre-clinical testing and clinical trials. Also, satisfying regulatory requirements typically takes many years, is dependent upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. In addition, delays or rejections may be encountered based upon additional government regulation, including any changes in FDA policy, during the process of product development, clinical trials and regulatory reviews.

In order to receive FDA approval or approval from foreign regulatory authorities to market a product candidate or to distribute our products, we must demonstrate thorough pre-clinical testing and thorough human clinical trials that the product candidate is safe and effective for its intended uses (e.g., treatment of a specific condition in a specific way subject to contradictions and other limitations). Even if we comply with all FDA requests, the FDA may ultimately reject one or more of our new drug applications, or NDA, or grant approval for a narrowly intended use that is not commercially feasible. We might not obtain regulatory approval for our drug candidates in a timely manner, if at all. Failure to obtain FDA approval of any of our drug candidates in a timely manner or at all will severely undermine our business by reducing the number of salable products and, therefore, corresponding product revenues.

Results of earlier clinical trials may not be predictive of the results of later-stage clinical trials.

The results of preclinical studies and early clinical trials of product candidates may not be predictive of the results of later-stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy results despite having progressed through preclinical studies and initial clinical trials. For example, in December 2013, Ophthalix, our subsidiary, announced top-line results of a Phase III study with CF 101 for dry-eye syndrome in which CF101 did not meet the primary efficacy endpoint of complete clearing of corneal staining, nor the secondary efficacy endpoints. In addition, two Phase IIb studies in rheumatoid arthritis, or RA, utilizing CF101 in combination with methotrexate, a generic drug commonly used for treating RA patients, or MTX, failed to reach their primary endpoints. Conversely, product candidates in later stages of clinical trails may show improved safety and efficacy results than previously shown through preclinical studies and initial clinical trials. For example, in March 2015, we announced that our 32 week Phase II/III double-blind, placebo-controlled study did not meet its primary endpoint of a statistically significant improvement in the Psoriasis Area Severity Index (PASI) 75 score relative to placebo after 12 weeks of treatment. In April 2015, at the conclusion of the study, we announced that, based on further favorable analysis of the efficacy and safety results, we intend to continue the development of CF101 for the treatment of psoriasis and have initiated work on the design of the next advanced–stage clinical trial protocol.

Many companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials due to adverse safety profiles or lack of efficacy, notwithstanding promising results in earlier studies. Any delay in, or termination or suspension of, our clinical trials will delay the requisite filings with the FDA and, ultimately, our ability to commercialize our product candidates and generate product revenues. If the clinical trials do not support our product claims, the completion of development of such product candidates may be significantly delayed or abandoned, which will significantly impair our ability to generate product revenues and will materially adversely affect our results of operations.

This drug candidate development risk is heightened by any changes in the planned clinical trials compared to the completed clinical trials. As product candidates are developed from preclinical through early to late stage clinical trials towards approval and commercialization, it is customary that various aspects of the development program, such as manufacturing and methods of administration, are altered along the way in an effort to optimize processes and results. While these types of changes are common and are intended to optimize the product candidates for late stage clinical trials, approval and commercialization, such changes do carry the risk that they will not achieve these intended objectives.

Changes in our planned clinical trials or future clinical trials could cause our product candidates to perform differently, including causing toxicities, which could delay completion of our clinical trials, delay approval of our product candidates, and/or jeopardize our ability to commence product sales and generate revenues.

We might be unable to develop product candidates that will achieve commercial success in a timely and cost-effective manner, or ever.

Even if regulatory authorities approve our product candidates, they may not be commercially successful. Our product candidates may not be commercially successful because government agencies and other third-party payors may not cover the product or the coverage may be too limited to be commercially successful; physicians and others may not use or recommend our products, even following regulatory approval. A product approval, assuming one issues, may limit the uses for which the product may be distributed thereby adversely affecting the commercial viability of the product. Third parties may develop superior products or have proprietary rights that preclude us from marketing our products. We also expect that at least some of our product candidates will be expensive, if approved. Patient acceptance of and demand for any product candidates for which we obtain regulatory approval or license will depend largely on many factors, including but not limited to the extent, if any, of reimbursement of costs by government agencies and other third-party payors, pricing, the effectiveness of our marketing and distribution efforts, the safety and effectiveness of alternative products, and the prevalence and severity of side effects associated with our products. If physicians, government agencies and other third-party payors do not accept our products, we will not be able to generate significant revenue.

Our current pipeline is based on our platform technology utilizing the Gi protein associated A3 adenosine receptor, or A3AR, as a potent therapeutic target and currently includes three molecules, the CF101, CF102 and CF602 product candidates, of which CF 101 is the most advanced. Failure to develop these molecules will have a material adverse effect on us.

Our current pipeline is based on a platform technology where we target the A3AR with highly selective ligands, or small signal triggering molecules that bind to specific cell surface receptors, such as the A3AR, including CF101, CF102 and CF602, currently developed for the treatment of autoimmune-inflammatory, oncological and ophthalmic disorders. A3ARs are structures found in cell surfaces that record and transfer messages from small molecules or ligands, such as CF101, CF102 and CF602 to the rest of the cell. CF101 is the most advanced of our drug candidates. As such, we are currently dependent on only three molecules for our potential commercial success, and any safety or efficacy concerns related to such molecules would have a significant impact on our business. Failure to develop our drug candidates, in whole or in part, will have a material adverse effect on us.

Clinical trials are very expensive, time-consuming and difficult to design and implement, and, as a result, we may suffer delays or suspensions in future trials which would have a material adverse effect on our ability to generate revenues.

Human clinical trials are very expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. Regulatory authorities, such as the FDA, may preclude clinical trials from proceeding. Additionally, the clinical trial process is time-consuming, failure can occur at any stage of the trials, and we may encounter problems that cause us to abandon or repeat clinical trials. The commencement and completion of clinical trials may be delayed by several factors, including:

●	unforeseen safety issues;

●	determination of dosing issues;

●	lack of effectiveness or efficacy during clinical trials;

●	failure of third party suppliers to perform final manufacturing steps for the drug substance;

●	slower than expected rates of patient recruitment and enrollment;

●	lack of healthy volunteers and patients to conduct trials;

●	inability to monitor patients adequately during or after treatment;

●	failure of third party contract research organizations to properly implement or monitor the clinical trial protocols;

●	failure of institutional review boards to approve our clinical trial protocols;

●	inability or unwillingness of medical investigators and institutional review boards to follow our clinical trial protocols; and

●	lack of sufficient funding to finance the clinical trials.

We have experienced the risks involved with conducting clinical trials, including but not limited to, increased expense and delay and failure to meet end points of the trial. For example, in December 2013, Ophthalix, our subsidiary, announced top-line results of a Phase III study with CF 101 for dry-eye syndrome in which CF101 did not meet the primary efficacy endpoint of complete clearing of corneal staining, nor the secondary efficacy endpoints. In addition, two Phase IIb studies in RA, utilizing CF101 in combination with methotrexate, a generic drug commonly used for treating RA patients, or MTX, failed to reach their primary end points and a Phase II/III psoriasis study failed to reach its primary endpoint.

In addition, we or regulatory authorities may suspend our clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the regulatory authorities find deficiencies in our regulatory submissions or the conduct of these trials. Any suspension of clinical trials will delay possible regulatory approval, if any, and adversely impact our ability to develop products and generate revenue.

If we acquire or license additional technology or product candidates, we may incur a number of costs, may have integration difficulties and may experience other risks that could harm our business and results of operations.

We may acquire and license additional product candidates and technologies. Any product candidate or technology we license from others or acquire will likely require additional development efforts prior to commercial sale, including extensive pre-clinical or clinical testing, or both, and approval by the FDA and applicable foreign regulatory authorities, if any. All product candidates are prone to risks of failure inherent in pharmaceutical product development, including the possibility that the product candidate or product developed based on licensed technology will not be shown to be sufficiently safe and effective for approval by regulatory authorities. In addition, we cannot assure you that any product candidate that we develop based on acquired or licensed technology that is granted regulatory approval will be manufactured or produced economically, successfully commercialized or widely accepted in the marketplace. Moreover, integrating any newly acquired product candidates could be expensive and time-consuming. If we cannot effectively manage these aspects of our business strategy, our business may not succeed.

The manufacture of our product candidates is a chemical synthesis process and if one of our materials suppliers encounters problems manufacturing our products, our business could suffer.

The FDA and foreign regulators require manufacturers to register manufacturing facilities. The FDA and foreign regulators also inspect these facilities to confirm compliance with requirements that the FDA or foreign regulators establish. We do not intend to engage in the manufacture of our products other than for pre-clinical and clinical studies, but we or our materials suppliers may face manufacturing or quality control problems causing product production and shipment delays or a situation where we or the supplier may not be able to maintain compliance with the FDA’s or foreign regulators’ requirements necessary to continue manufacturing our drug substance. Drug manufacturers are subject to ongoing periodic unannounced inspections by the FDA, the U.S. Drug Enforcement Agency, or DEA, and corresponding foreign regulators to ensure strict compliance with requirements and other governmental regulations and corresponding foreign standards. Any failure to comply with DEA requirements or FDA or foreign regulatory requirements could adversely affect our clinical research activities and our ability to market and develop our product candidates.

We do not currently have sales, marketing or distribution capabilities or experience, and we are unable to effectively sell, market or distribute our product candidates now and we do not expect to be able to do so in the future. The failure to enter into agreements with third parties that are capable of performing these functions would have a material adverse effect on our business and results of operations.

We do not currently have and we do not expect to develop sales, marketing and distribution capabilities. If we are unable to enter into agreements with third parties to perform these functions, we will not be able to successfully market any of our platforms or product candidates. In order to successfully market any of our platform or product candidates, we must make arrangements with third parties to perform these services.

As we do not intend to develop a marketing and sales force with technical expertise and supporting distribution capabilities, we will be unable to market any of our product candidates directly. To promote any of our potential products through third parties, we will have to locate acceptable third parties for these functions and enter into agreements with them on acceptable terms, and we may not be able to do so. Any third-party arrangements we are able to enter into may result in lower revenues than we could achieve by directly marketing and selling our potential products. In addition, to the extent that we depend on third parties for marketing and distribution, any revenues we receive will depend upon the efforts of such third parties, as well as the terms of our agreements with such third parties, which cannot be predicted in most cases at this time. As a result, we might not be able to market and sell our products in the United States or overseas, which would have a material adverse effect on us.

We will to some extent rely on third parties to implement our manufacturing and supply strategies. Failure of these third parties in any respect could have a material adverse effect on our business, results of operations and financial condition.

If our current and future manufacturing and supply strategies are unsuccessful, then we may be unable to conduct and complete any future pre-clinical or clinical trials or commercialize our product candidates in a timely manner, if at all. Completion of any potential future pre-clinical or clinical trials and commercialization of our product candidates will require access to, or development of, facilities to manufacture a sufficient supply of our product candidates. We do not have the resources, facilities or experience to manufacture our product candidates for commercial purposes on our own and do not intend to develop or acquire facilities for the manufacture of product candidates for commercial purposes in the foreseeable future. We may rely on contract manufacturers to produce sufficient quantities of our product candidates necessary for any pre-clinical or clinical testing we undertake in the future. Such contract manufacturers may be the sole source of production and they may have limited experience at manufacturing, formulating, analyzing, filling and finishing our types of product candidates.

We also intend to rely on third parties to supply the requisite materials needed for the manufacturing of our active pharmaceutical ingredients, or API. There may be a limited supply of these requisite materials. We might not be able to enter into agreements that provide us assurance of availability of such components in the future from any supplier. Our potential suppliers may not be able to adequately supply us with the components necessary to successfully conduct our pre-clinical and clinical trials or to commercialize our product candidates. If we cannot acquire an acceptable supply of the requisite materials to produce our product candidates, we will not be able to complete pre-clinical and clinical trials and will not be able to market or commercialize our product candidates.

We depend on key members of our management and key consultants and will need to add and retain additional leading experts. Failure to retain our management and consulting team and add additional leading experts could have a material adverse effect on our business, results of operations or financial condition.

We are highly dependent on our executive officers and other key management and technical personnel. Our failure to retain our Chief Executive Officer, Pnina Fishman, Ph.D., who has developed much of the technology we utilize today, or any other key management and technical personnel, could have a material adverse effect on our future operations. Our success is also dependent on our ability to attract, retain and motivate highly trained technical, and management personnel, among others, to continue the development and commercialization of our current and future products. We presently maintain a life insurance policy on our Chief Executive Officer, Pnina Fishman.

Our success also depends on our ability to attract, retain and motivate personnel required for the development, maintenance and expansion of our activities. There can be no assurance that we will be able to retain our existing personnel or attract additional qualified employees or consultants. The loss of key personnel or the inability to hire and retain additional qualified personnel in the future could have a material adverse effect on our business, financial condition and results of operation.

We face significant competition and continuous technological change, and developments by competitors may render our products or technologies obsolete or non-competitive. If we cannot successfully compete with new or existing products, our marketing and sales will suffer and we may not ever be profitable.

We will compete against fully integrated pharmaceutical and biotechnology companies and smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. In addition, many of these competitors, either alone or together with their collaborative partners, operate larger research and development programs than we do, and have substantially greater financial resources than we do, as well as significantly greater experience in:

●	developing drugs;

●	undertaking pre-clinical testing and human clinical trials;

●	obtaining FDA, addressing various regulatory matters and other regulatory approvals of drugs;

●	formulating and manufacturing drugs; and

●	launching, marketing and selling drugs.

If our competitors develop and commercialize products faster than we do, or develop and commercialize products that are superior to our product candidates, our commercial opportunities will be reduced or eliminated. The extent to which any of our product candidates achieve market acceptance will depend on competitive factors, many of which are beyond our control. Competition in the biotechnology and biopharmaceutical industry is intense and has been accentuated by the rapid pace of technology development. Our competitors include large integrated pharmaceutical companies, biotechnology companies that currently have drug and target discovery efforts, universities, and public and private research institutions. Almost all of these entities have substantially greater research and development capabilities and financial, scientific, manufacturing, marketing and sales resources than we do. These organizations also compete with us to:

●	attract parties for acquisitions, joint ventures or other collaborations;

●	license proprietary technology that is competitive with the technology we are developing;

●	attract funding; and

●	attract and hire scientific talent and other qualified personnel.

Our competitors may succeed in developing and commercializing products earlier and obtaining regulatory approvals from the FDA more rapidly than we do. Our competitors may also develop products or technologies that are superior to those we are developing, and render our product candidates or technologies obsolete or non-competitive. If we cannot successfully compete with new or existing products, our marketing and sales will suffer and we may not ever be profitable.

Our competitors currently include companies with marketed products and/or an advanced research and development pipeline. The major competitors in the arthritis and psoriasis therapeutic field include Abbott Laboratories, Johnson & Johnson, Amgen, Roche, Pfizer, Novartis, Astellas, Eli Lilly, Janssen and more. The competitive landscape in the ophthalmic therapeutics field includes Novartis/Alcon, Allergan, Pfizer, Roche/Genentech, Merck (which acquired Inspire Pharmaceuticals), Santen (which acquired Novagali), Bausch & Lomb (which acquired ISTA Pharmaceuticals and is currently being acquired by Valeant), GlaxoSmithKline, or GSK, Sanofi-Aventis (which acquired Fovea) and more. Competitors in the hepatocellular carcinoma, also known as primary liver cancer, or HCC field include companies such as Onyx, Bayer, Bristol-Myers Squibb, Abbott Laboratories, Eli Lilly, Arqule and more. Competitors in the hepatitis C virus, or HCV, field include companies such as Merck, Vertex, Roche, Bristol-Myers Squibb (which acquired Inhibitex), Gilead Sciences (which acquired Pharmasset), Achillion, Idenix, Valeant, Human Genome Sciences, Abbott Laboratories, AstraZeneca, BoehringerIngelheim, Novartis, Pfizer, Idenix, Johnson & Johnson, Presidio, Medivir, Celgene, Enanta, GSK and more.

Moreover, several companies have reported the commencement of research projects related to the A3AR. Such companies include CV Therapeutics Inc. (which was acquired by Gilead), King Pharmaceuticals R&D Inv. (which was acquired by Merck), Hoechst Marion Roussel Inc., Novo Nordisk A/S and Inotek Pharmaceuticals. However, we are not aware if such projects are ongoing or have been completed and, to the best of our knowledge, there is no approved drug currently on the market which is similar to our A3AR agonists, nor are we aware of any allosteric modulatorin the A3AR product pipeline similar to our allosteric modulator with respect to chemical profile and mechanism of action.

We may suffer losses from product liability claims if our product candidates cause harm to patients.

Any of our product candidates could cause adverse events. Although data from a pooled analysis of 730 patients (527 CF101, 203 placebo) indicates that CF101 is safe and well tolerated at doses up to 4.0 mg administered twice daily for up to 12 weeks, there were incidences (albeit less than or equal to 5%) of adverse events in five completed and fully analyzed trials in inflammatory disease. Such adverse events included nausea, diarrhea, constipation, common and viral syndromes (such as, tonsillitis, otitis and respiratory and urinary tract infections, myalgia, arthralgia, dizziness, headache, palpitations and pruritus. We observed an even lower incidence (less than or equal to 2%) of serious adverse events, including pancytopenia (although extensive evaluation suggests that such adverse event was associated with an inadvertent overdose of MTX), exacerbation of chronic obstructive lung disease and exacerbation of Parkinson’s Disease. Notwithstanding the foregoing, the placebo group in such studies had a higher incidence of overall adverse events than any CF101 dose group and a higher incidence of drug-related adverse events than any CF101 dose group (with the exception of the 1.0 mg group). Safety data from 652 additional subjects treated with CF101 in 3 subsequent Phase II and Phase III trials are consistent with data from previous trials in showing a low incidence of adverse events associated with CF101 treatment, an absence of apparent dose-response of CF101-associated adverse events and incidences of most adverse events in the CF101 groups comparable to those in the placebo group. No new safety concerns have been identified and no novel or unexpected safety concerns have appeared over 24 weeks of treatment in more recent trials.In a trial of 19 patients with hepatocellular carcinoma dosed with CF102 for a median of 190 days, CF102 was generally well-tolerated. The most common CF102-related adverse events were fatigue (5 patients, 26.3%), asthenia and decreased appetite (4 patients each, 21.1%), and pyrexia and constipation (3 patients each, 15.8%).

There is also a risk that certain adverse events may not be observed in clinical trials, but may nonetheless occur in the future. If any of these adverse events occur, they may render our product candidates ineffective or harmful in some patients, and our sales would suffer, materially adversely affecting our business, financial condition and results of operations.

In addition, potential adverse events caused by our product candidates could lead to product liability lawsuits. If product liability lawsuits are successfully brought against us, we may incur substantial liabilities and may be required to limit the marketing and commercialization of our product candidates. Our business exposes us to potential product liability risks, which are inherent in the testing, manufacturing, marketing and sale of pharmaceutical products. We may not be able to avoid product liability claims. Product liability insurance for the pharmaceutical and biotechnology industries is generally expensive, if available at all. If, at any time, we are unable to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims, we may be unable to clinically test, market or commercialize our product candidates. A successful product liability claim brought against us in excess of our insurance coverage, if any, may cause us to incur substantial liabilities, and, as a result, our business, liquidity and results of operations would be materially adversely affected.

Our product candidates will remain subject to ongoing regulatory requirements even if they receive marketing approval, and if we fail to comply with these requirements, we could lose these approvals, and the sales of any approved commercial products could be suspended.

Even if we receive regulatory approval to market a particular product candidate, the product will remain subject to extensive regulatory requirements, including requirements relating to manufacturing, labeling, packaging, adverse event reporting, storage, advertising, promotion, distribution and recordkeeping. Even if regulatory approval of a product is granted, the approval may be subject to limitations on the uses for which the product may be marketed or the conditions of approval, or may contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product, which could negatively impact us or our collaboration partners by reducing revenues or increasing expenses, and cause the approved product candidate not to be commercially viable. In addition, as clinical experience with a drug expands after approval, typically because it is used by a greater number and more diverse group of patients after approval than during clinical trials, side effects and other problems may be observed after approval that were not seen or anticipated during pre-approval clinical trials or other studies. Any adverse effects observed after the approval and marketing of a product candidate could result in limitations on the use of or withdrawal of any approved products from the marketplace. Absence of long-term safety data may also limit the approved uses of our products, if any. If we fail to comply with the regulatory requirements of the FDA and other applicable U.S. and foreign regulatory authorities, or previously unknown problems with any approved commercial products, manufacturers or manufacturing processes are discovered, we could be subject to administrative or judicially imposed sanctions or other setbacks, including the following:

●	Restrictions on the products, manufacturers or manufacturing process;

●	Warning letters;

●	Civil or criminal penalties, fines and injunctions;

●	Product seizures or detentions;

●	Import or export bans or restrictions;

●	Voluntary or mandatory product recalls and related publicity requirements;

●	Suspension or withdrawal of regulatory approvals;

●	Total or partial suspension of production, and

●	Refusal to approve pending applications for marketing approval of new products or supplements to approved applications.

If we or our collaborators are slow or unable to adapt to changes in existing regulatory requirements or adoption of new regulatory requirements or policies, marketing approval for our product candidates may be lost or cease to be achievable, resulting in decreased revenue from milestones, product sales or royalties, which would have a material adverse effect on our results of operations.

We deal with hazardous materials and must comply with environmental, health and safety laws and regulations, which can be expensive and restrict how we do business.

Our activities and those of our third-party manufacturers on our behalf involve the controlled storage, use and disposal of hazardous materials, including corrosive, explosive and flammable chemicals and other hazardous compounds. We and our manufacturers are subject to U.S. federal, state, local, Israeli and other foreign laws and regulations governing the use, manufacture, storage, handling and disposal of these hazardous materials. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards prescribed by these laws and regulations, we cannot eliminate the risk of accidental contamination or injury from these materials. In addition, if we develop a manufacturing capacity, we may incur substantial costs to comply with environmental regulations and would be subject to the risk of accidental contamination or injury from the use of hazardous materials in our manufacturing process.

In the event of an accident, government authorities may curtail our use of these materials and interrupt our business operations. In addition, we could be liable for any civil damages that result, which may exceed our financial resources and may seriously harm our business. Although our Israeli insurance program covers certain unforeseen sudden pollutions, we do not maintain a separate insurance policy for any of the foregoing types of risks. In addition, although the general liability section of our life sciences policy covers certain unforeseen, sudden environmental issues, pollution in the United States and Canada is excluded from the policy. In the event of environmental discharge or contamination or an accident, we may be held liable for any resulting damages, and any liability could exceed our resources. In addition, we may be subject to liability and may be required to comply with new or existing environmental laws regulating pharmaceuticals or other medical products in the environment.

We may not be able to successfully grow and expand our business. Failure to manage our growth effectively will have a material adverse effect on our business, results of operations and financial condition.

We may not be able to successfully grow and expand. Successful implementation of our business plan will require management of growth, which will result in an increase in the level of responsibility for management personnel. To manage growth effectively, we will be required to continue to implement and improve our operating and financial systems and controls to expand, train and manage our employee base. The management, systems and controls currently in place or to be implemented may not be adequate for such growth, and the steps taken to hire personnel and to improve such systems and controls might not be sufficient. If we are unable to manage our growth effectively, it will have a material adverse effect on our business, results of operations and financial condition.

We may encounter difficulties in managing our growth. These difficulties could increase our losses.

We may experience rapid and substantial growth in order to achieve our operating plans, which will place a strain on our human and capital resources. If we are unable to manage this growth effectively, our losses could materially increase. Our ability to manage our operations and growth effectively requires us to continue to expend funds to enhance our operational, financial and management controls, reporting systems and procedures and to attract and retain sufficient numbers of talented employees. If we are unable to scale up and implement improvements to our control systems in an efficient or timely manner, or if we encounter deficiencies in existing systems and controls, then we will not be able to make available the products required to successfully commercialize our technology. Failure to attract and retain sufficient numbers of talented employees will further strain our human resources and could impede our growth or result in ineffective growth.

Our ability to effectively recruit and retain qualified officers and directors could also be adversely affected if we experience difficulty in obtaining adequate directors’ and officers’ liability insurance.

We may be unable to maintain sufficient insurance as a public company to cover liability claims made against our officers and directors. If we are unable to adequately insure our officers and directors, we may not be able to retain or recruit qualified officers and directors to manage our company.

Risks Related to Our Intellectual Property

We license from Leiden University intellectual property which protects certain small molecules which target the A3AR, in furtherance of our platform technology, and we could lose our rights to this license if a dispute with Leiden University arises or if we fail to comply with the financial and other terms of the license.

We have licensed intellectual property from Leiden University pursuant to a license agreement, or the License Agreement, relating to molecules which target the A3AR. The License Agreement imposes certain payment, reporting, confidentiality and other obligations on us. In the event that we were to breach any of the obligations and fail to cure, Leiden University would have the right to terminate the License Agreement. In addition, Leiden University has the right to terminate the License Agreement upon our bankruptcy, insolvency, or receivership. If any dispute arises with respect to our arrangement with Leiden University, such dispute may disrupt our operations and would likely have a material adverse impact on us if resolved in a manner that is unfavorable to us. Some of our current product candidates are partly based on the intellectual property licensed under the License Agreement, and if the License Agreement were terminated, it would have a material adverse effect on our business, prospects and results of operations.

The failure to obtain or maintain patents, licensing agreements, including our current licensing agreements, and other intellectual property could impact our ability to compete effectively.

To compete effectively, we need to develop and maintain a proprietary position with regard to our own technologies, intellectual property, licensing agreements, product candidates and business. Legal standards relating to the validity and scope of claims in the biotechnology and biopharmaceutical fields are still evolving. Therefore, the degree of future protection for our proprietary rights in our core technologies and any products that might be made using these technologies is also uncertain. The risks and uncertainties that we face with respect to our patents and other proprietary rights include the following:

●	while the patents we license have been issued, the pending patent applications we have filed may not result in issued patents or may take longer than we expect to result in issued patents;

●	we may be subject to interference proceedings;

●	we may be subject to opposition proceedings in foreign countries;

●	any patents that are issued may not provide meaningful protection;

●	we may not be able to develop additional proprietary technologies that are patentable;

●	other companies may challenge patents licensed or issued to us or our customers;

●	other companies may independently develop similar or alternative technologies, or duplicate our technologies;

●	other companies may design around technologies we have licensed or developed; and

●	enforcement of patents is complex, uncertain and expensive.

We cannot be certain that patents will be issued as a result of any of our pending applications, and we cannot be certain that any of our issued patents, whether issued pursuant to our pending applications or licensed from Leiden University, will give us adequate protection from competing products. For example, issued patents, including the patents licensed from Leiden University, may be circumvented or challenged, declared invalid or unenforceable, or narrowed in scope. In addition, since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, we cannot be certain that we were the first to make our inventions or to file patent applications covering those inventions.

Moreover, the composition of matter patents pertaining to CF101 and CF102 that we licensed from the National Institute of Health, or NIH, expired on July 13, 2014 in Europe and expired on June 30, 2015 in the United States. However, because CF101 and CF102 each may be a new chemical entity, or NCE, following approval of an NDA, we, if we are the first applicant to obtain NDA approval, may be entitled to five years of data and market exclusivity in the United States with respect to such NCEs. Analogous data and market exclusivity provisions, of varying duration, may be available in Europe and other foreign jurisdictions. We also have rights under our pharmaceutical use issued patents with respect to CF101 and CF102, which provide patent exclusivity within our field of activity until the mid- to late-2020s. While we believe that we may be able to protect our exclusivity in our field of activity through such use patent portfolio and such period of exclusivity, the lack of composition of matter patent protection may diminish our ability to maintain a proprietary position for our intended uses of CF101 and CF102. Moreover, we cannot be certain that we will be the first applicant to obtain an FDA approval for any indication of CF101 and we cannot be certain that we will be entitled to NCE exclusivity. Such diminution of our proprietary position could have a material adverse effect on our business, results of operation and financial condition.

It is also possible that others may obtain issued patents that could prevent us from commercializing our products or require us to obtain licenses requiring the payment of significant fees or royalties in order to enable us to conduct our business. As to those patents that we have licensed, our rights depend on maintaining our obligations to the licensor under the applicable license agreement, and we may be unable to do so.

In addition to patents and patent applications, we depend upon trade secrets and proprietary know-how to protect our proprietary technology. We require our employees, consultants, advisors and collaborators to enter into confidentiality agreements that prohibit the disclosure of confidential information to any other parties. We require our employees and consultants to disclose and assign to us their ideas, developments, discoveries and inventions. These agreements may not, however, provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure.

Costly litigation may be necessary to protect our intellectual property rights and we may be subject to claims alleging the violation of the intellectual property rights of others.

We may face significant expense and liability as a result of litigation or other proceedings relating to patents and other intellectual property rights of others. In the event that another party has also filed a patent application or been issued a patent relating to an invention or technology claimed by us in pending applications, we may be required to participate in an interference proceeding declared by the U.S. Patent and Trademark Office to determine priority of invention, which could result in substantial uncertainties and costs for us, even if the eventual outcome were favorable to us. We, or our licensors, also could be required to participate in interference proceedings involving issued patents and pending applications of another entity. An adverse outcome in an interference proceeding could require us to cease using the technology or to license rights from prevailing third parties.

The cost to us of any patent litigation or other proceeding relating to our licensed patents or patent applications, even if resolved in our favor, could be substantial. Our ability to enforce our patent protection could be limited by our financial resources, and may be subject to lengthy delays. If we are unable to effectively enforce our proprietary rights, or if we are found to infringe the rights of others, we may be in breach of our License Agreement.

A third party may claim that we are using inventions claimed by their patents and may go to court to stop us from engaging in our normal operations and activities, such as research, development and the sale of any future products. Such lawsuits are expensive and would consume time and other resources. There is a risk that the court will decide that we are infringing the third party’s patents and will order us to stop the activities claimed by the patents, redesign our products or processes to avoid infringement or obtain licenses (which may not be available on commercially reasonable terms). In addition, there is a risk that a court will order us to pay the other party damages for having infringed their patents.

Moreover, there is no guarantee that any prevailing patent owner would offer us a license so that we could continue to engage in activities claimed by the patent, or that such a license, if made available to us, could be acquired on commercially acceptable terms. In addition, third parties may, in the future, assert other intellectual property infringement claims against us with respect to our product candidates, technologies or other matters.

We rely on confidentiality agreements that could be breached and may be difficult to enforce, which could result in third parties using our intellectual property to compete against us.

Although we believe that we take reasonable steps to protect our intellectual property, including the use of agreements relating to the non-disclosure of confidential information to third parties, as well as agreements that purport to require the disclosure and assignment to us of the rights to the ideas, developments, discoveries and inventions of our employees and consultants while we employ them, the agreements can be difficult and costly to enforce. Although we seek to obtain these types of agreements from our contractors, consultants, advisors and research collaborators, to the extent that employees and consultants utilize or independently develop intellectual property in connection with any of our projects, disputes may arise as to the intellectual property rights associated with our products. If a dispute arises, a court may determine that the right belongs to a third party. In addition, enforcement of our rights can be costly and unpredictable. We also rely on trade secrets and proprietary know-how that we seek to protect in part by confidentiality agreements with our employees, contractors, consultants, advisors or others. Despite the protective measures we employ, we still face the risk that:

●	these agreements may be breached;

●	these agreements may not provide adequate remedies for the applicable type of breach;

●	our trade secrets or proprietary know-how will otherwise become known; or

●	our competitors will independently develop similar technology or proprietary information.

International patent protection is particularly uncertain, and if we are involved in opposition proceedings in foreign countries, we may have to expend substantial sums and management resources.

Patent law outside the United States is in some cases different than in the United States and is currently undergoing review and revision in many countries. Further, the laws of some foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. For example, certain countries do not grant patent claims that are directed to the treatment of humans. We may participate in opposition proceedings to determine the validity of our foreign patents or our competitors’ foreign patents, which could result in substantial costs and diversion of our efforts.

Although most jurisdictions in which we have applied for, intend to apply for, or have been issued patents have patent protection laws similar to those of the United States, some of them do not. For example, we expect to do business in Brazil and India in the future. However, the Brazilian drug regulatory agency, ENVISA, has the authority to nullify patents on the basis of its perceived public interest and the Indian patent law does not allow patent protection for new uses of pharmaceuticals (many of our current patent applications are of such nature). Additionally, due to uncertainty in patent protection law, we have not filed applications in many countries where significant markets exist, including Indonesia, Pakistan, Russia, African countries and Taiwan.

We may be unable to protect the intellectual property rights of the third parties from whom we license certain of our intellectual property or with whom we have entered into other strategic relationships.

Certain of our intellectual property rights are currently licensed from Leiden University, and, in the future, we intend to continue to license intellectual property from Leiden University and/or other universities and/or strategic partners. Such third parties may determine not to protect the intellectual property rights that we license from them and we may be unable defend such intellectual property rights on our own or we may have to undertake costly litigation to defend the intellectual property rights of such third parties. There can be no assurances that we will continue to have proprietary rights to any of the intellectual property that we license from such third parties or otherwise have the right to use through similar strategic relationships. Any loss or limitations on use with respect to our right to use such intellectual property licensed from third parties or otherwise obtained from third parties with whom we have entered into strategic relationships could have a material adverse effect on our business, results of operations and financial condition.

Under current U.S. and Israeli law, we may not be able to enforce employees’ covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our former employees.

We have entered into non-competition agreements with our key employees, in most cases within the framework of their employment agreements. These agreements prohibit our key employees, if they cease working for us, from competing directly with us or working for our competitors for a limited period. Under applicable U.S. and Israeli law, we may be unable to enforce these agreements. If we cannot enforce our non-competition agreements with our employees, then we may be unable to prevent our competitors from benefiting from the expertise of our former employees, which could materially adversely affect our business, results of operations and ability to capitalize on our proprietary information.

Intellectual property rights do not necessarily address all potential threats to our competitive advantage.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business, or permit us to maintain our competitive advantage. The following examples are illustrative:

●	Others may be able to make compounds that are the same as or similar to our product candidates but that are not covered by the claims of the patents that we own or have exclusively licensed;

●	We or our licensors or any future strategic partners might not have been the first to make the inventions covered by the issued patent or pending patent application that we own or have exclusively licensed;

●	We or our licensors or any future strategic partners might not have been the first to file patent applications covering certain of our inventions;

●	Others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

●	It is possible that our pending patent applications will not lead to issued patents;

●	Issued patents that we own or have exclusively licensed may not provide us with any competitive advantages, or may be held invalid or unenforceable, as a result of legal challenges by our competitors;

●	Our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

●	We may not develop additional proprietary technologies that are patentable; and

●	The patents of others may have an adverse effect on our business.

We may be subject to claims challenging the inventorship of our patents and other intellectual property.

We may be subject to claims that former employees, collaborators or other third parties have an interest in our patents or other intellectual property as an inventor or co-inventor. For example, we may have inventorship disputes arise from conflicting obligations of consultants or others who are involved in developing our product candidates. Litigation may be necessary to defend against these and other claims challenging inventorship. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. In addition, the Israeli Supreme Court ruled in 2012 that an employee who receives a patent or contributes to an invention during his employment may be allowed to seek compensation for it from their employer, even if the employee’s contract of employment specifically states otherwise and the employee has transferred all intellectual property rights to the employer. The Israeli Supreme Court ruled that the fact that a contract revokes the employee’s right for royalties and compensation, does not rule out the right of the employee to claim their right for royalties. As a result, it is unclear if, and to what extent, our employees may be able to claim compensation with respect to our future revenue. As a result, we may receive less revenue from future products if such claims are successful which in turn could impact our future profitability.

Risks Related to Our Industry

We are subject to government regulations and we may experience delays in obtaining required regulatory approvals in the United States to market our proposed product candidates.

Various aspects of our operations are subject to federal, state or local laws, rules and regulations, any of which may change from time to time. Costs arising out of any regulatory developments could be time-consuming and expensive and could divert management resources and attention and, consequently, could adversely affect our business operations and financial performance.

Delays in regulatory approval, limitations in regulatory approval and withdrawals of regulatory approval may have a material adverse effect on us. If we experience significant delays in testing or receiving approvals or sign-offs to conduct clinical trials, our product development costs, or our ability to license product candidates, will increase. If the FDA grants regulatory approval to market a product, this approval will be limited to those disease states and conditions for which the product has demonstrated, through clinical trials, to be safe and effective. Any product approvals that we receive in the future could also include significant restrictions on the use or marketing of our products. Product approvals, if granted, can be withdrawn for failure to comply with regulatory requirements or upon the occurrence of adverse events following commercial introduction of the products. Failure to comply with applicable FDA or other applicable regulatory requirements may result in criminal prosecution, civil penalties, recall or seizure of products, total or partial suspension of production or injunction, as well as other regulatory action against our product candidates or us. If approval is withdrawn for a product, or if a product were seized or recalled, we would be unable to sell or license that product and our revenues would suffer. In addition, outside the United States, our ability to market any of our potential products is contingent upon receiving market application authorizations from the appropriate regulatory authorities and these foreign regulatory approval processes include all of the risks associated with the FDA approval process described above.

We expect the healthcare industry to face increased limitations on reimbursement as a result of healthcare reform, which could adversely affect third-party coverage of our products and how much or under what circumstances healthcare providers will prescribe or administer our products.

In both the United States and other countries, sales of our products will depend in part upon the availability of reimbursement from third-party payors, which include governmental authorities, managed care organizations and other private health insurers. Third-party payors are increasingly challenging the price and examining the cost effectiveness of medical products and services.

Increasing expenditures for healthcare have been the subject of considerable public attention in the United States. Both private and government entities are seeking ways to reduce or contain healthcare costs. Numerous proposals that would effect changes in the U.S. healthcare system have been introduced or proposed in Congress and in some state legislatures, including reducing reimbursement for prescription products and reducing the levels at which consumers and healthcare providers are reimbursed for purchases of pharmaceutical products.

In 2010, the United States Congress enacted the Patient Protection and Affordable Care Act of 2010 or, Affordable Care Act. The Affordable Care Act seeks to reduce the federal deficit and the rate of growth in health care spending through, among other things, stronger prevention and wellness measures, increased access to primary care, changes in health care delivery systems and the creation of health insurance exchanges. Enrollment in the health insurance exchanges began in October 2013. The Affordable Care Act requires the pharmaceutical industry to share in the costs of reform, by, among other things, increasing Medicaid rebates and expanding Medicaid rebates to cover Medicaid managed care programs. Other components of healthcare reform include funding of pharmaceutical costs for Medicare patients in excess of the prescription drug coverage limit and below the catastrophic coverage threshold. Under the Affordable Care Act, pharmaceutical companies are now obligated to fund 50% of the patient obligation for branded prescription pharmaceuticals in this gap, or “donut hole.” Additionally, commencing in 2011, an excise tax was levied against certain branded pharmaceutical products. The tax is specified by statute to be approximately $3 billion in 2012 through 2016, $3.5 billion in 2017, $4.2 billion in 2018, and $2.8 billion each year thereafter. The tax is to be apportioned to qualifying pharmaceutical companies based on an allocation of their governmental programs as a portion of total pharmaceutical government programs.

Although we cannot predict the full effect on our business of the implementation of existing legislation, including the Affordable Care Act or the enactment of additional legislation, we believe that legislation or regulations that reduce reimbursement for or restrict coverage of our products could adversely affect how much or under what circumstances healthcare providers will prescribe or administer our products. This could materially and adversely affect our business by reducing our ability to generate revenue, raise capital, obtain additional collaborators and market our products. In addition, we believe the increasing emphasis on managed care in the United States has and will continue to put pressure on the price and usage of pharmaceutical products, which may adversely impact product sales.

We are subject to federal anti-kickback laws and regulations. Our failure to comply with these laws and regulations could have adverse consequences to us.

There are extensive U.S. federal and state laws and regulations prohibiting fraud and abuse in the healthcare industry that can result in significant criminal and civil penalties. These federal laws include: the anti-kickback statute, which prohibits certain business practices and relationships, including the payment or receipt of remuneration for the referral of patients whose care will be paid by Medicare or other federal healthcare programs; the physician self-referral prohibition, commonly referred to as the Stark Law; the anti-inducement law, which prohibits providers from offering anything to a Medicare or Medicaid beneficiary to induce that beneficiary to use items or services covered by either program; the False Claims Act, which prohibits any person from knowingly presenting or causing to be presented false or fraudulent claims for payment by the federal government, including the Medicare and Medicaid programs; and the Civil Monetary Penalties Law, which authorizes the U.S. Department of Health and Human Services to impose civil penalties administratively for fraudulent or abusive acts.

Sanctions for violating these federal laws include criminal and civil penalties that range from punitive sanctions, damage assessments, money penalties, imprisonment, denial of Medicare and Medicaid payments, or exclusion from the Medicare and Medicaid programs, or both, and debarment. As federal and state budget pressures continue, federal and state administrative agencies may also continue to escalate investigation and enforcement efforts to root out waste and to control fraud and abuse in governmental healthcare programs. Private enforcement of healthcare fraud has also increased, due in large part to amendments to the civil False Claims Act in 1986 that were designed to encourage private persons to sue on behalf of the government. A violation of any of these federal and state fraud and abuse laws and regulations could have a material adverse effect on our liquidity and financial condition. An investigation into the use by physicians of any of our products once commercialized may dissuade physicians from either purchasing or using them, and could have a material adverse effect on our ability to commercialize those products.

Risks Related to our Ordinary Shares and ADSs

We may be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes in 2014 or in any subsequent year. There may be negative tax consequences for U.S. taxpayers that are holders of our ordinary shares or the ADSs.

We will be treated as a PFIC for U.S. federal income tax purposes in any taxable year in which either (i) at least 75% of our gross income is “passive income” or (ii) on average at least 50% of our assets by value produce passive income or are held for the production of passive income. Passive income for this purpose generally includes, among other things, certain dividends, interest, royalties, rents and gains from commodities and securities transactions and from the sale or exchange of property that gives rise to passive income. Passive income also includes amounts derived by reason of the temporary investment of funds, including those raised in a public offering. In determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account. We believe we may be a PFIC during 2014 and although we have not determined whether we will be a PFIC in 2015, 2016, or in any subsequent year, our operating results for any such years may cause us to be a PFIC. If we are a PFIC in 2014, or any subsequent year, and a U.S. shareholder does not make an election to treat us as a “qualified electing fund,” or QEF, or make a “mark-to-market” election, then “excess distributions” to a U.S. shareholder, and any gain realized on the sale or other disposition of our ordinary shares or ADSs will be subject to special rules. Under these rules: (i) the excess distribution or gain would be allocated ratably over the U.S. shareholder’s holding period for the ordinary shares (or ADSs, as the case may be); (ii) the amount allocated to the current taxable year and any period prior to the first day of the first taxable year in which we were a PFIC would be taxed as ordinary income; and (iii) the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year. In addition, if the U.S. Internal Revenue Service determines that we are a PFIC for a year with respect to which we have determined that we were not a PFIC, it may be too late for a U.S. shareholder to make a timely QEF or mark-to-market election. U.S. shareholders who hold our ordinary shares or ADSs during a period when we are a PFIC will be subject to the foregoing rules, even if we cease to be a PFIC in subsequent years, subject to exceptions for U.S. shareholders who made a timely QEF or mark-to-market election. A U.S. shareholder can make a QEF election by completing the relevant portions of and filing IRS Form 8621 in accordance with the instructions thereto. Upon request, we will annually furnish U.S. shareholders with information needed in order to complete IRS Form 8621 (which form would be required to be filed with the IRS on an annual basis by the U.S. shareholder) and to make and maintain a valid QEF election for any year in which we or any of our subsidiaries that we control is a PFIC.

The market price of our ordinary shares is, and the market price of the ADSs will be, subject to fluctuation, which could result in substantial losses by our investors.

The stock market in general and the market price of our ordinary shares on the TASE, in particular, is subject to fluctuation, and changes in our share price may be unrelated to our operating performance. The market price of our ordinary shares on the TASE has fluctuated in the past, and we expect it will continue to do so. It is likely that the market price of the ADSs will likewise be subject to wide fluctuations. The market price of our ordinary shares and ADSs are and will be subject to a number of factors, including:

●	announcements of technological innovations or new products by us or others;

●	announcements by us of significant strategic partnerships, out-licensing, in-licensing, joint ventures, acquisitions or capital commitments;

●	expiration or terminations of licenses, research contracts or other collaboration agreements;
●	public concern as to the safety of drugs we, our licensees or others develop;

●	general market conditions;

●	the volatility of market prices for shares of biotechnology companies generally;

●	success of research and development projects;

●	success in clinical and preclinical studies;

●	departure of key personnel;

●	developments concerning intellectual property rights or regulatory approvals;

●	variations in our and our competitors’ results of operations;

●	changes in earnings estimates or recommendations by securities analysts, if our ordinary shares or ADSs are covered by analysts;

●	changes in government regulations or patent decisions;

●	developments by our licensees; and

●	general market conditions and other factors, including factors unrelated to our operating performance.

These factors and any corresponding price fluctuations may materially and adversely affect the market price of our ordinary shares and the ADSs and result in substantial losses by our investors.

Additionally, market prices for securities of biotechnology and pharmaceutical companies historically have been very volatile. The market for these securities has from time to time experienced significant price and volume fluctuations for reasons unrelated to the operating performance of any one company. In the past, following periods of market volatility, shareholders have often instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and attention of management from our business, even if we are successful. Future sales of our ordinary shares or ADSs could reduce the market price of our ordinary shares and ADSs.

Substantial sales of our ordinary shares or the ADSs either on the TASE or on the NYSE MKT, as applicable, may cause the market price of our ordinary shares or the ADSs to decline.

Sales by us or our security-holders of substantial amounts of our ordinary shares or the ADSs, or the perception that these sales may occur in the future, could cause a reduction in the market price of our ordinary shares or the ADSs. The issuance of any additional ordinary shares or ADSs, or any securities that are exercisable for or convertible into our ordinary shares or the ADSs, may have an adverse effect on the market price of our ordinary shares or the ADSs, as applicable, and will have a dilutive effect on our shareholders.

ADS holders are not shareholders and do not have shareholder rights.

The Bank of New York Mellon, as Depositary, delivers the ADSs. Each ADS represents two of our ordinary shares. ADS holders will not be treated as shareholders and do not have the rights of shareholders. The depositary will be the holder of the shares underlying the ADSs. Holders of ADSs will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs. Our shareholders have shareholder rights. Israeli law and our Articles of Association govern shareholder rights. ADS holders do not have the same voting rights as our shareholders. Shareholders are entitled to our notices of general meetings and to attend and vote at our general meetings of shareholders. At a general meeting, every shareholder present (in person or by proxy, attorney or representative) and entitled to vote has one vote. This is subject to any other rights or restrictions which may be attached to any shares. ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. Otherwise you won’t be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. The depositary will notify ADS holders of shareholders’ meetings and arrange to deliver our voting materials to them if we ask it to. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of Israel and our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. The depositary will only vote or attempt to vote as instructed. We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your hares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the matter of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as requested.

ADS holders do not have the same rights to receive dividends or other distributions as our shareholders. Subject to any special rights or restrictions attached to a share, the directors may determine that a dividend will be payable on a share and fix the amount, the time for payment and the method for payment (although we have never declared or paid any cash dividends on our ordinary shares and we do not anticipate paying any cash dividends in the foreseeable future). Dividends and other distributions payable to our shareholders with respect to our ordinary shares generally will be payable directly to them. Any dividends or distributions payable with respect to ordinary shares deposited in the ADS facility will be paid to the depositary, which has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. ADS holders will receive these distributions in proportion to the number of ordinary shares their ADSs represent. In addition, there may be certain circumstances in which the depositary may not pay ADS holders amounts distributed by us as a dividend or distribution.

Our ordinary shares and the ADSs are traded on different markets and this may result in price variations.

Our ordinary shares have traded on the TASE since October 2005 and the ADSs have been listed on the NYSE MKT since November 2013. Trading on these markets will take place in different currencies (U.S. dollars on the NYSE MKT and NIS on the TASE), and at different times (resulting from different time zones, different trading days and different public holidays in the United States and Israel). The trading prices of our securities on these two markets may differ due to these and other factors. Any decrease in the price of our securities on one of these markets could cause a decrease in the trading price of our securities on the other market.

The ADSs have a limited prior trading history in the United States, and an active market may not develop, which may limit the ability of our investors to sell the ADSs in the United States.

There is a limited public market for the ADSs in the United States. Although we recently listed the ADSs on the NYSE MKT, the ADSs are thinly traded and an active trading market for the ADSs may never develop or may not be sustained if one develops. If an active market for the ADSs does not develop or is not sustained, it may be difficult to sell your ADSs.

We have incurred significant additional increased costs as a result of the listing of ADSs for trading on the NYSE MKT, and our management is required to devote substantial time to new compliance initiatives as well as to compliance with ongoing U.S. and Israeli reporting requirements.

As a public company in the United States, we incur additional significant accounting, legal and other expenses that we did not incur before becoming a reporting company in the United States. We also incur costs associated with corporate governance requirements of the SEC and the NYSE MKT Company Guide, as well as requirements under Section 404 and other provisions of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act as a result of ADSs being listed on the NYSE MKT. These rules and regulations have increased our legal and financial compliance costs, introduced new costs such as investor relations, stock exchange listing fees and shareholder reporting, and made some activities more time consuming and costly. The implementation and testing of such processes and systems may require us to hire outside consultants and incur other significant costs. Any future changes in the laws and regulations affecting public companies in the United States and Israel, including Section 404 and other provisions of the Sarbanes-Oxley Act, the rules and regulations adopted by the SEC and the NYSE MKT Company Guide, as well as applicable Israeli reporting requirements, for so long as they apply to us, may result in increased costs to us as we respond to such changes. These laws, rules and regulations could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our Board of Directors, our board committees or as executive officers.

As a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of applicable SEC and NYSE MKT requirements, which may result in less protection than is accorded to investors under rules applicable to domestic issuers.

As a foreign private issuer, we will be permitted to follow certain home country corporate governance practices instead of those otherwise required under the NYSE MKT Company Guide for domestic issuers. For instance, we may follow home country practice in Israel with regard to, among other things, composition and function of the audit committee and other committees of our Board of Directors and certain general corporate governance matters. In addition, in certain instances we will follow our home country law, instead of the NYSE MKT Company Guide, which requires that we obtain shareholder approval for certain dilutive events, such as an issuance that will result in a change of control of the company, certain transactions other than a public offering involving issuances of a 20% or more interest in the company and certain acquisitions of the stock or assets of another company. We comply with the director independence requirements of the NYSE MKT Company Guide, including the requirement that a majority of the Board of Directors be independent, and make the required affirmative determination thereunder upon filing the listing application with the NYSE MKT. Following our home country governance practices as opposed to the requirements that would otherwise apply to a United States company listed on the NYSE MKT may provide less protection than is accorded to investors under the NYSE MKT Company Guide applicable to domestic issuers.

In addition, as a foreign private issuer, we will be exempt from the rules and regulations under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as domestic companies whose securities are registered under the Exchange Act.

Because we became a reporting company under the Exchange Act by means of filing a Form 20-F, we may have difficulty attract the attention of research analysts at major brokerage firms.

Because we did not become a reporting company by conducting an underwritten initial public offering in the U.S., we may have difficulty attracting the attention of security analysts at major brokerage firms in order for them to provide coverage of our company. The failure to receive research coverage or support in the market for our shares will have an adverse effect on our ability to develop a liquid market for the ADSs.

If we are unable to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act as they apply to a foreign private issuer that is listing on a U.S. exchange for the first time, or our internal control over financial reporting is not effective, the reliability of our financial statements may be questioned and our share price and the ADS price may suffer.

We have become subject to the requirements of the Sarbanes-Oxley Act since the ADSs are listed on the NYSE MKT. Section 404 of the Sarbanes-Oxley Act requires companies subject to the reporting requirements of the U.S. securities laws to do a comprehensive evaluation of its and its subsidiaries’ internal control over financial reporting. To comply with this statute, we must document and test our internal control procedures and our management and issue a report concerning our internal control over financial reporting. In addition, under the JOBS Act, emerging growth companies, like ourselves, are exempt from certain reporting requirements, including the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act. Under this exemption, our auditor will not be required to attest to and report on our management’s assessment of our internal control over financial reporting during a five-year transition period. We will need to prepare for compliance with Section 404 by strengthening, assessing and testing our system of internal controls to provide the basis for our report. However, the continuous process of strengthening our internal controls and complying with Section 404 is complicated and time-consuming. Furthermore, as our business continues to grow both domestically and internationally, our internal controls will become more complex and will require significantly more resources and attention to ensure our internal controls remain effective overall. During the course of the testing, our management may identify material weaknesses or significant deficiencies, which may not be remedied in a timely manner to meet the deadline imposed by the Sarbanes-Oxley Act. If our management cannot favorably assess the effectiveness of our internal control over financial reporting, or our independent registered public accounting firm identifies material weaknesses in our internal controls, investor confidence in our financial results may weaken, and the market price of our securities may suffer.

As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements.

As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. We are an emerging growth company until the earliest of: (i) the last day of the fiscal year during which we had total annual gross revenues of $1 billion or more, (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement, (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt or (iv) the date on which we are deemed a “large accelerated issuer” as defined in Regulation S-K of the Securities Act. For so long as we remain an emerging growth company, we will not be required to:

●	have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board, or the PCAOB, regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis);

●	submit certain executive compensation matters to shareholders advisory votes pursuant to the “say on frequency” and “say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; and

●	include detailed compensation discussion and analysis in our filings under the Exchange Act, and instead may provide a reduced level of disclosure concerning executive compensation.

Although we intend to rely on the exemptions provided in the JOBS Act, the exact implications of the JOBS Act for us are still subject to interpretations and guidance by the SEC and other regulatory agencies. In addition, as our business grows, we may no longer satisfy the conditions of an emerging growth company. We are currently evaluating and monitoring developments with respect to these new rules and we cannot assure you that we will be able to take advantage of all of the benefits from the JOBS Act.

Risks Related to our Operations in Israel

We conduct our operations in Israel and therefore our results may be adversely affected by political, economic and military instability in Israel and its region.

Our headquarters, all of our operations and some of our suppliers and third party contractors are located in central Israel and our key employees, officers and most of our directors are residents of Israel. Accordingly, political, economic and military conditions in Israel and the surrounding region may directly affect our business. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors. Any hostilities involving Israel or the interruption or curtailment of trade within Israel or between Israel and its trading partners could adversely affect our operations and results of operations and could make it more difficult for us to raise capital. During the winter of 2008, winter of 2012 and the summer of 2014, Israel was engaged in an armed conflict with Hamas, a militia group and political party operating in the Gaza Strip, and during the summer of 2006, Israel was engaged in an armed conflict with Hezbollah, a Lebanese Islamist Shiite militia group and political party. These conflicts involved missile strikes against civilian targets in various parts of Israel, and negatively affected business conditions in Israel. Recent political uprisings and social unrest in various countries in the Middle East and North Africa are affecting the political stability of those countries. This instability may lead to deterioration of the political relationships that exist between Israel and these countries, and have raised concerns regarding security in the region and the potential for armed conflict. Any armed conflicts, terrorist activities or political instability in the region could adversely affect business conditions and could harm our results of operations. For example, any major escalation in hostilities in the region could result in a portion of our employees and service providers being called up to perform military duty for an extended period of time. Parties with whom we do business have sometimes declined to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary. In addition, the political and security situation in Israel may result in parties with whom we have agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements.

Our commercial insurance does not cover losses that may occur as a result of events associated with the security situation in the Middle East. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained. Any losses or damages incurred by us could have a material adverse effect on our business. Any armed conflicts or political instability in the region would likely negatively affect business conditions and could harm our results of operations.

Further, in the past, the State of Israel and Israeli companies have been subjected to an economic boycott. Several countries still restrict business with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on our operating results, financial condition or the expansion of our business.

Our operations may be disrupted as a result of the obligation of Israeli citizens to perform military service.

Many Israeli citizens, including Motti Farbstein, our Chief Operating and Financial Officer, are obligated to perform one month, and in some cases more, of annual military reserve duty until they reach the age of 45 (or older, for reservists with certain occupations) and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists. It is possible that there will be military reserve duty call-ups in the future. Our operations could be disrupted by such call-ups, which may include the call-up of Motti Farbstein. Such disruption could materially adversely affect our business, financial condition and results of operations.

Because a certain portion of our expenses is incurred in currencies other than the NIS, our results of operations may be harmed by currency fluctuations and inflation.

Our reporting and functional currency is the NIS, and we pay a substantial portion of our expenses in NIS. Part of our expenses are payable in U.S. dollars or in Euros as well as the revenues from our licensing arrangements that are payable in U.S. dollars and Canadian dollars, we expect our revenues from future licensing arrangements to be denominated in U.S. dollars or in Euros. As a result, we are exposed to the currency fluctuation risks relating to the recording of our revenues in NIS. For example, if the NIS strengthens against either the U.S. dollar or the Euro, our reported revenues in NIS may be lower than anticipated. The Israeli rate of inflation has not offset or compounded the effects caused by fluctuations between the NIS and the U.S. dollar or the Euro. To date, we have not engaged in hedging transactions. Although the Israeli rate of inflation has not had a material adverse effect on our financial condition during 2012, 2013, or 2014 to date, we may, in the future, decide to enter into currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rates of the currencies mentioned above in relation to the NIS. These measures, however, may not adequately protect us from material adverse effects.

Provisions of Israeli law may delay, prevent or otherwise impede a merger with, or an acquisition of, our Company, which could prevent a change of control, even when the terms of such a transaction are favorable to us and our shareholders.

Israeli corporate law regulates mergers, requires tender offers for acquisitions of shares above specified thresholds, requires special approvals for transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to these types of transactions. For example, a merger may not be consummated unless at least 50 days have passed from the date that a merger proposal was filed by each merging company with the Israel Registrar of Companies and at least 30 days from the date that the shareholders of both merging companies approved the merger. In addition, a majority of each class of securities of the target company must approve a merger. Moreover, a full tender offer can only be completed if the acquirer receives at least 95% of the issued share capital; provided that, pursuant to an amendment to the Israeli Companies Law, effective as of May 15, 2011, a majority of the offerees that do not have a personal interest in such tender offer shall have approved the tender offer; except that, if the total votes to reject the tender offer represent less than 2% of our issued and outstanding share capital, in the aggregate, approval by a majority of the offerees that do not have a personal interest in such tender offer is not required to complete the tender offer), and the shareholders, including those who indicated their acceptance of the tender offer, may, at any time within six months following the completion of the tender offer, petition the court to alter the consideration for the acquisition (unless the acquirer stipulated in the tender offer that a shareholder that accepts the offer may not seek appraisal rights).

Furthermore, Israeli tax considerations may make potential transactions unappealing to us or to our shareholders whose country of residence does not have a tax treaty with Israel exempting such shareholders from Israeli tax. For example, Israeli tax law does not recognize tax-free share exchanges to the same extent as U.S. tax law. With respect to mergers, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfillment of numerous conditions, including a holding period of two years from the date of the transaction during which sales and dispositions of shares of the participating companies are restricted. Moreover, with respect to certain share swap transactions, the tax deferral is limited in time, and when such time expires, the tax becomes payable even if no actual disposition of the shares has occurred.

These and other similar provisions could delay, prevent or impede an acquisition of us or our merger with another company, even if such an acquisition or merger would be beneficial to us or to our shareholders. See “Description of Share Capital”.

It may be difficult to enforce a U.S. judgment against us and our officers and directors named in this prospectus in Israel or the United States, or to serve process on our officers and directors.

We are incorporated in Israel. All of our executive officers and directors listed in this prospectus reside outside of the United States, and all of our assets and most of the assets of our executive officers and directors are located outside of the United States. Therefore, a judgment obtained against us or most of our executive officers and all of our directors in the United States, including one based on the civil liability provisions of the U.S. federal securities laws, may not be collectible in the United States and may not be enforced by an Israeli court. It also may be difficult for you to effect service of process on these persons in the United States or to assert U.S. securities law claims in original actions instituted in Israel.

Your rights and responsibilities as a shareholder will be governed by Israeli law which may differ in some respects from the rights and responsibilities of shareholders of U.S. companies.

We are incorporated under Israeli law. The rights and responsibilities of the holders of our ordinary shares and ADSs are governed by our Articles of Association and Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in typical U.S.-based corporations. In particular, a shareholder of an Israeli company has a duty to act in good faith toward the company and other shareholders and to refrain from abusing its power in the company, including, among other things, in voting at the general meeting of shareholders on matters such as amendments to a company’s articles of association, increases in a company’s authorized share capital, mergers and acquisitions and interested party transactions requiring shareholder approval. In addition, a shareholder who knows that it possesses the power to determine the outcome of a shareholder vote or to appoint or prevent the appointment of a director or executive officer in the company has a duty of fairness toward the company. There is limited case law available to assist us in understanding the implications of these provisions that govern shareholders’ actions. These provisions may be interpreted to impose additional obligations and liabilities on holders of our ordinary shares and ADSs that are not typically imposed on shareholders of U.S. corporations.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements, about our expectations, beliefs or intentions regarding, among other things, our product development efforts, business, financial condition, results of operations, strategies or prospects. In addition, from time to time, we or our representatives have made or may make forward-looking statements, orally or in writing. Forward-looking statements can be identified by the use of forward-looking words such as “believe,” “expect,” “intend,” “plan,” “may,” “should” or “anticipate” or their negatives or other variations of these words or other comparable words or by the fact that these statements do not relate strictly to historical or current matters. These forward-looking statements may be included in, but are not limited to, various filings made by us with the U.S. Securities and Exchange Commission, or the SEC, press releases or oral statements made by or with the approval of one of our authorized executive officers. Forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including, but not limited to, the factors summarized below.

This prospectus identifies important factors which could cause our actual results to differ materially from those indicated by the forward-looking statements, particularly those set forth under the heading “Risk Factors.” The risk factors included in this prospectus are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

●	the initiation, timing, progress and results of our preclinical studies, clinical trials and other product candidate development efforts;

●	our ability to advance our product candidates into clinical trials or to successfully complete our preclinical studies or clinical trials;

●	our receipt of regulatory approvals for our product candidates, and the timing of other regulatory filings and approvals;

●	the clinical development, commercialization and market acceptance of our product candidates;

●	our ability to establish and maintain corporate collaborations;

●	the implementation of our business model and strategic plans for our business and product candidates;

●	the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and our ability to operate our business without infringing the intellectual property rights of others;

●	estimates of our expenses, future revenues, capital requirements and our needs for additional financing;

●	competitive companies, technologies and our industry; and

●	statements as to the impact of the political and security situation in Israel on our business.

All forward-looking statements attributable to us or persons acting on our behalf speak only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligations to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events. In evaluating forward-looking statements, you should consider these risks and uncertainties.

PRICE RANGE OF OUR ORDINARY SHARES

Our ordinary shares have been trading on the Tel Aviv Stock Exchange, or TASE, under the symbol “CFBI” since October 2005.

The following table sets forth, for the periods indicated, the reported high and low closing sale prices of our ordinary shares on the TASE in NIS and U.S. dollars. U.S. dollar per ordinary share amounts are calculated using the U.S. dollar representative rate of exchange on the date to which the high or low market price is applicable, as reported by the Bank of Israel. As of January 18, 2016, we had 27,672,901 ordinary shares outstanding (excluding 446,827 ordinary shares held as treasury shares). See “Description of Share Capital” in the accompanying prospectus for a detailed description of the rights attaching to the shares.

We effected a 1-for-25 reverse share split with respect to our ordinary shares, options and warrants on May 12, 2013. Reported prices in the table below have been adjusted to give retroactive effect to the share split.

	NIS		U.S.$
	Price Per Ordinary Share (1)		Price Per Ordinary Share (1)
	High	Low	High	Low
Annual:
2015	10.990	2.947	2.735	0.760
2014	11.140	4.495	3.198	1.175
2013	15.600	6.217	4.453	1.725
2012	12.400	7.325	3.225	1.800
2011	23.000	9.125	6.350	2.450

Quarterly:
First Quarter 2016 (through January 18, 2016)	5.841	4.144	1.497	1.048
Fourth Quarter 2015	9.519	5.216	2.482	1.336
Third Quarter 2015	10.020	2.947	2.543	0.760
Second Quarter 2015	5.800	4.145	1.498	1.055
First Quarter 2015	10.990	4.554	2.735	1.144
Fourth Quarter 2014	9.350	4.495	2.362	1.175
Third Quarter 2014	7.068	6.023	1.985	1.634
Second Quarter 2014	10.480	6.018	3.018	1.749
First Quarter 2014	11.140	8.683	3.198	2.482

Most Recent Six Months:
January 2016 (through January 18, 2016)	5.841	4.144	1.497	1.048
December 2015	6.999	5.593	1.804	1.449
November 2015	6.902	5.216	1.780	1.336
October 2015	9.519	5.939	2.482	1.534
September 2015	10.020	3.374	2.543	0.864
August 2015	3.788	2.947	0.997	0.760
July 2015	4.288	3.809	1.135	1.007

(1)	We effected a 1-for-25 reverse share split with respect to our ordinary shares, options and warrants on June 12, 2013. Reported prices in the table below have been adjusted to give retroactive effect to the share split.

On January 18, 2016, the last reported sales price of our ordinary shares on the TASE was NIS 4.144 per share, or $1.048 per share (based on the exchange rate reported by the Bank of Israel on the same day).

29

PRICE RANGE OF THE ADSs

On October 2, 2012, the ADSs began trading over the counter, or OTC, in the United States under the symbol “CANFY” and on November 19, 2013, the ADSs began trading on the NYSE MKT under the symbol “CANF.” As of January 15, 2016, we had 8,790,653 ADSs outstanding. One ADS represents two ordinary shares. See “Description of Share Capital” in the accompanying prospectus for a description of the rights attaching to the ADSs.

The following table sets forth, for the periods indicated, the reported high and low closing sale prices of the ADSs on the OTC and NYSE MKT in U.S. dollars.

	U.S.$
	Price Per ADS (1)
	High	Low
Annual:
2015	5.54	1.61
2014	6.50	2.41
2013	8.60	3.30
2012 (from October 2, 2012)	5.50	4.74

Quarterly:
First Quarter 2016 (through January 15, 2016)	2.85	1.99
Fourth Quarter 2015	4.66	2.64
Third Quarter 2015	5.24	1.61
Second Quarter 2015	3.29	1.95
First Quarter 2015	5.54	2.20
Fourth Quarter 2014	4.80	2.41
Third Quarter 2014	4.21	3.21
Second Quarter 2014	6.10	3.49
First Quarter 2014	6.50	4.85

Most Recent Six Months:
January 2016 (through January 15, 2016)	2.85	1.99
December 2015	3.55	2.86
November 2015	3.50	2.64
October 2015	4.66	2.98
September 2015	5.24	1.68
August 2015	1.94	1.61
July 2015	2.17	1.89

(1)	We effected a 1-for-25 reverse share split with respect to our ordinary shares, options and warrants on May 12, 2013. Reported prices in the table below have been adjusted to give retroactive effect to the share split.

On January 15, 2016, the last reported sales price of the ADSs on the NYSE MKT was $1.99 per ADS.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the ordinary shares represented by ADSs by the selling shareholders. All net proceeds from the sale of the ordinary shares represented by ADSs and the warrants and placement agent warrants covered by this prospectus will go to the selling shareholders. We expect that the selling shareholders will sell their ordinary shares represented by ADSs as described under “Plan of Distribution.”

We may receive proceeds from the exercise of the warrants and placement agent warrants and issuance of the warrant ADSs to the extent that these warrants are exercised for cash.  Warrants, however, are exercisable on a cashless basis under certain circumstances. If all of the warrants and placement agent were exercised for cash in full, the proceeds would be approximately $8.6 million. We intend to use the net proceeds of such warrant exercise, if any, for research and development, general and administrative expenses, and for working capital purposes.  Pending such uses, we intend to invest the net proceeds in short-term, interest-bearing, investment grade securities or as otherwise pursuant our customary investment policies. We can make no assurances that any of the warrants and placement agent warrants will be exercised, or if exercised, that they will be exercised for cash, the quantity which will be exercised or in the period in which they will be exercised.

CAPITALIZATION

The following table presents our total capitalization and cash and cash equivalents as at September 30, 2015:

•        on an actual basis; and

•        on as adjusted basis to give effect to the net proceeds of approximately $4.3 million raised by us in our October 2015 financing.

The amounts shown below are unaudited and represent management's estimate. The information in this table should be read in conjunction with and is qualified by reference to the financial statements and notes thereto and other financial information incorporated by reference into this prospectus.

	As of September 30, 2015
	Actual	As adjusted	Actual	As adjusted
	US$ in thousands		NIS in thousands
Long-term liabilities:	6,688	7,837	26,237	31,034

Shareholders’ equity:
Share capital	1,651	1,795	6,475	7,030
Share premium	82,031	85,050	321,808	333,240
Capital reserve	4,719	4,863	18,508	19,108
Warrants	2,290	2,290	8,983	8,983
Treasury shares at cost	(925)	(925)	(3,628)	(3,628)
Accumulated other comprehensive loss	(284)	(284)	(1,111)	(1,111)
Accumulated deficit	(82,606)	(82,766)	(324,061)	(324,741)
Non-controlling interests	228	228	896	896

Total shareholder’s equity	7,104	10,250	27,870	39,776

Total Capitalization (Long term liabilities and Equity)	13,792	18,087	54,107	70,810

SELLING SHAREHOLDERS

The ordinary shares represented by ADSs being offered by the selling shareholders are those ordinary shares represented by ADSs issuable upon exercise of warrants previously issued in connection with our private placements that closed in September and October 2015. For additional information regarding the issuance of those ADSs and warrants to purchase ADSs, see “Prospectus Summary – September and October 2015 Financings” above. We are registering the ordinary shares represented by ADSs in order to permit the selling shareholders to offer the ordinary shares represented by ADSs for resale from time to time. Other than with respect to H.C. Wainwright & Co. LLC, or H.C. Wainwright, which acted as our placement agent in the September and October 2015 financings, and previously has acted as a placement agent for us in a December 2014 financing, except for the ownership of the warrants and placement agent warrants issued, and the ADSs issued and issuable, pursuant to a securities purchase agreement and warrants entered into by the selling shareholders or their affiliates in connection with our September and October 2015 financings, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the ordinary shares represented by ADSs by each of the selling shareholders. The second column lists the number of ordinary shares represented by ADSs beneficially owned by each selling stockholder, based on its ownership of ADSs and warrants or placement agent warrants to purchase ADSs, as of January 18, 2016, assuming exercise of the warrants or placement agent warrants held by the selling shareholders on that date, without regard to any limitations on conversions or exercises. The third column lists the maximum number of ordinary shares represented by ADSs being offered in this prospectus by the selling shareholders. The fourth and fifth columns list the amount of ordinary shares represented by ADSs owned after the offering, by number of ordinary shares represented by ADSs and percentage of outstanding ordinary shares, assuming in both cases the sale of all of the ordinary shares represented by ADSs offered by the selling shareholders pursuant to this prospectus.

Under the terms of the warrants and placement agent warrants, a selling stockholder may not exercise the warrants to the extent such exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of ordinary shares which would exceed 4.99% of our then outstanding ordinary shares following such exercise, excluding for purposes of such determination ordinary shares not yet issuable upon exercise of the warrants and placement agent warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling shareholders may sell all, some or none of their ordinary shares represented by ADSs or warrants or placement agent warrants in this offering. See “Plan of Distribution.”

Selling Shareholder	Number of Ordinary Shares Owned Prior to Offering		Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus		Number of Ordinary Shares Owned After the Offering		Percentage of Ordinary Shares Owned After the Offering
Sabby Healthcare Master Fund, Ltd. (1)	18,384	(2)	1,084,786	(3)	18,384		*

Sabby Volatility Warrant Master Fund, Ltd. (4)	-	(5)	657,146	(6)	-		*

Intracoastal Capital LLC (7)	971,694	(8)	1,214,390	(9)	971,694	(8)	3.4%

H.C. Wainwright & Co., LLC (10)	122,310	(11)	95,344	(12)	26,966	(13)	*

Michael Vasinkevich (14)	140,660	(15)	109,648	(16)	31,012	(17)	*

Noam Rubinstein (14)	50,962	(18)	39,726	(19)	11,236	(20)	*

Michael Mirsky (14)	77,464	(21)	60,384	(22)	17,080	(23)	*

Mark Viklund (14)	134,542	(24)	104,880	(25)	29,662	(26)	*

Charles Worthman (14)	4,076	(27)	3,178	(28)	898	(29)	*

* Denotes less than 1%

(1)	Sabby Management, LLC is the investment manager of Sabby Healthcare Master Fund, Ltd., or Sabby HMF, and shares voting and investment power with respect to these shares in this capacity. As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of Sabby HMF. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein. The address of principal business office of Sabby HMF is 10 Mountainview Road, Suite 205, Upper Saddle River, New Jersey 07458.

(2)	Excludes (i) 758,622 ordinary shares represented by 379,311 ADSs issuable upon exercise of warrants issued in our September 2015 because the foregoing warrants are not exercisable until on or after March 21, 2016, and (ii) 326,164 ordinary shares represented by 163,082 ADSs issuable upon exercise of warrants issued in our October 2015 financing because the foregoing warrants are not exercisable until on or after April 15, 2016.

(3)	Represents (i) 758,622 ordinary shares represented by 379,311 ADSs issuable upon exercise of warrants issued in our September 2015, and (ii) 326,164 ordinary shares represented by 163,082 ADSs issuable upon exercise of warrants issued in our October 2015 financing.

(4)	Sabby Management, LLC is the investment manager of Sabby Volatility Warrant Master Fund, Ltd., or Sabby VWMF, and shares voting and investment power with respect to these shares in this capacity. As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of Sabby VWMF. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein. The address of principal business office of Sabby VWMF is 10 Mountainview Road, Suite 205, Upper Saddle River, New Jersey 07458.

(5)	Excludes (i) 459,770 ordinary shares represented by 229,885 ADSs issuable upon exercise of warrants issued in our September 2015 because the foregoing warrants are not exercisable until on or after March 21, 2016, and (ii) 197,376 ordinary shares represented by 98,688 ADSs issuable upon exercise of warrants issued in our October 2015 financing because the foregoing warrants are not exercisable until on or after April 15, 2016.

(6)	Represents (i) 459,770 ordinary shares represented by 229,885 ADSs issuable upon exercise of warrants issued in our September 2015 because the foregoing warrants are not exercisable until on or after March 21, 2016, and (ii) 197,376 ordinary shares represented by 98,688 ADSs issuable upon exercise of warrants issued in our October 2015 financing because the foregoing warrants are not exercisable until on or after April 15, 2016.

(7)

Mitchell P. Kopin, or Mr. Kopin, and Daniel B. Asher, or Mr. Asher, each of whom are managers of Intracoastal Capital LLC, or Intracoastal, have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of Exchange Act) of the securities reported herein that are held by Intracoastal.

In the aggregate, Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of 971,694 ordinary shares, which consists of (i) 72,816 ordinary shares represented by 36,408 ADSs issuable upon exercise of warrants originally issued in our March 2014 financing held by Intracoastal, and (ii) 898,878 ordinary shares represented by 449,439 ADSs issuable upon exercise of warrants originally issued in our December 2014 financing held by Intracoastal. The foregoing excludes (i) 850,574 ordinary shares represented by 425,287 ADSs issuable upon exercise of warrants issued in our September 2015 financing to Intracoastal because the foregoing warrants are not exercisable until on or after March 21, 2016, and (ii) 363,816 ordinary shares represented by 181,908 ADSs issuable upon exercise of warrants issued in our October 2015 financing to Intracoastal because the foregoing warrants are not exercisable until on or after April 15, 2016. Without the blocker provision described above with respect to foregoing warrants (and assuming that the foregoing warrants were currently exercisable), Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership of 2,186,084 ordinary shares represented by 1,093,042 ADSs issuable upon exercise of warrants. Pursuant to the terms of the foregoing warrants the holders cannot exercise such warrants if they would beneficially own, after any such exercise, more than 4.99% of the outstanding ordinary shares.

Mr. Asher, who is a manager of Intracoastal, is also a control person of a broker-dealer. As a result of such common control, Intracoastal may be deemed to be an affiliate of a broker-dealer. Intracoastal acquired the ordinary shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the ordinary shares and warrants described herein, Intracoastal did not have any arrangements or understandings with any person to distribute such securities.

(8)

Represents (i) 72,816 ordinary shares represented by 36,408 ADSs issuable upon exercise of warrants originally issued in our March 2014 financing, and (ii) 898,878 ordinary shares represented by 449,439 ADSs issuable upon exercise of warrants originally issued in our December 2014 financing. The foregoing excludes (i) 850,574 ordinary shares represented by 425,287 ADSs issuable upon exercise of warrants issued in our September 2015 financing because the foregoing warrants are not exercisable until on or after March 21, 2016, and (ii) 363,816 ordinary shares represented by 181,908 ADSs issuable upon exercise of warrants issued in our October 2015 financing because the foregoing warrants are not exercisable until on or after April 15, 2016.

(9)	Represents (i) 850,574 ordinary shares represented by 425,287 ADSs issuable upon exercise of warrants issued in our September 2015, and (ii) 363,816 ordinary shares represented by 181,908 ADSs issuable upon exercise of warrants issued in our October 2015 financing.

(10)	H.C. Wainwright is an entity in which Mark Viklund, the Chief Executive Officer of H.C. Wainwright, and Thomas Pinou, the Chief Financial Officer of H.C. Wainwright, hold shared voting and dispositive power over the shares held by H.C. Wainwright. H.C. Wainwright is a registered broker-dealer and acted as the placement agent in the September and October 2015 financings. The address of such selling stockholder is c/o H.C. Wainwright & Co., LLC, 430 Park Avenue, New York, NY 10022.

(11)	Represents (i) 26,966 ordinary shares represented by 13,483 ADSs issuable upon exercise of placement agent warrants issued in connection with our December 2014 financing, (ii) 62,068 ordinary shares represented by 31,034 ADSs issuable upon exercise of placement agent warrants issued in connection with our September 2015 financing, and (iii) 33,276 ordinary shares represented by 16,638 ADSs issuable upon exercise of placement agent warrants issued in connection with our October 2015 financing.

(12)	Represents (i) 62,068 ordinary shares represented by 31,034 ADSs issuable upon exercise of placement agent warrants issued in connection with our September 2015 financing, and (ii) 33,276 ordinary shares represented by 16,638 ADSs issuable upon exercise of placement agent warrants issued in connection with our October 2015 financing.

(13)	Represents 26,966 ordinary shares represented by 13,483 ADSs issuable upon exercise of placement agent warrants issued in connection with our December 2014 financing.

(14)	Referenced person is affiliated with H.C. Wainwright, a registered broker dealer.

(15)	Represents (i) 31,012 ordinary shares represented by 15,506 ADSs issuable upon exercise of placement agent warrants issued in connection with our December 2014 financing, (ii) 71,380 ordinary shares represented by 35,690 ADSs issuable upon exercise of placement agent warrants issued in connection with our September 2015 financing, and (iii) 38,268 ordinary shares represented by 19,134 ADSs issuable upon exercise of placement agent warrants issued in connection with our October 2015 financing.

(16)	Represents (i) 71,380 ordinary shares represented by 35,690 ADSs issuable upon exercise of placement agent warrants issued in connection with our September 2015 financing, and (ii) 38,268 ordinary shares represented by 19,134 ADSs issuable upon exercise of placement agent warrants issued in connection with our October 2015 financing.

(17)	Represents 31,012 ordinary shares represented by 15,506 ADSs issuable upon exercise of placement agent warrants issued in connection with our December 2014 financing.

(18)	Represents (i) 11,236 ordinary shares represented by 5,618 ADSs issuable upon exercise of placement agent warrants issued in connection with our December 2014 financing, (ii) 25,862 ordinary shares represented by 12,931 ADSs issuable upon exercise of placement agent warrants issued in connection with our September 2015 financing, and (iii) 13,864 ordinary shares represented by 6,932 ADSs issuable upon exercise of placement agent warrants issued in connection with our October 2015 financing.

(19)	Represents (i) 25,862 ordinary shares represented by 12,931 ADSs issuable upon exercise of placement agent warrants issued in connection with our September 2015 financing, and (ii) 13,864 ordinary shares represented by 6,932 ADSs issuable upon exercise of placement agent warrants issued in connection with our October 2015 financing.

(20)	Represents 11,236 ordinary shares represented by 5,618 ADSs issuable upon exercise of placement agent warrants issued in connection with our December 2014 financing.

(21)	Represents (i) 17,080 ordinary shares represented by 8,540 ADSs issuable upon exercise of placement agent warrants issued in connection with our December 2014 financing, (ii) 39,310 ordinary shares represented by 19,655 ADSs issuable upon exercise of placement agent warrants issued in connection with our September 2015 financing, and (iii) 21,074 ordinary shares represented by 10,537 ADSs issuable upon exercise of placement agent warrants issued in connection with our October 2015 financing.

(22)	Represents (i) 39,310 ordinary shares represented by 19,655 ADSs issuable upon exercise of placement agent warrants issued in connection with our September 2015 financing, and (ii) 21,074 ordinary shares represented by 10,537 ADSs issuable upon exercise of placement agent warrants issued in connection with our October 2015 financing.

(23)	Represents 17,080 ordinary shares represented by 8,540 ADSs issuable upon exercise of placement agent warrants issued in connection with our December 2014 financing.

(24)	Represents (i) 2,696 ordinary shares represented by 1,348 ADSs issuable upon exercise of placement agent warrants issued individually to Mr. Viklund in connection with our December 2014 financing, (ii) 26,966 ordinary shares represented by 13,483 ADSs issuable upon exercise of placement agent warrants issued to H.C. Wainwright issued in connection with our December 2014 financing, (iii) 6,208 ordinary shares represented by 3,104 ADSs issuable upon exercise of placement agent warrants issued individually to Mr. Vicklund in connection with our September 2015 financing, (iv) 62,068 ordinary shares represented by 31,034 ADSs issuable upon exercise of placement agent warrants issued to H.C. Wainwright in connection with our September 2015 financing, (v) 3,328 ordinary shares represented by 1,664 ADSs issuable upon exercise of placement agent warrants issued individually to Mr. Vicklund in connection with our October 2015 financing, and (vi) 33,276 ordinary shares represented by 16,638 ADSs issuable upon exercise of placement agent warrants issued to H.C. Wainwright in connection with our October 2015 financing.

(25)	Represents (i) 6,208 ordinary shares represented by 3,104 ADSs issuable upon exercise of placement agent warrants issued individually to Mr. Vicklund in connection with our September 2015 financing, (ii) 62,068 ordinary shares represented by 31,034 ADSs issuable upon exercise of placement agent warrants issued to H.C. Wainwright in connection with our September 2015 financing, (iii) 3,328 ordinary shares represented by 1,664 ADSs issuable upon exercise of placement agent warrants issued individually to Mr. Vicklund in connection with our October 2015 financing, and (iv) 33,276 ordinary shares represented by 16,638 ADSs issuable upon exercise of placement agent warrants issued to H.C. Wainwright in connection with our October 2015 financing.

(26)	Represents (i) 2,696 ordinary shares represented by 1,348 ADSs issuable upon exercise of placement agent warrants issued individually to Mr. Viklund in connection with our December 2014 financing, and (ii) 26,966 ordinary shares represented by 13,483 ADSs issuable upon exercise of placement agent warrants issued to H.C. Wainwright issued in connection with our December 2014 financing.

(27)	Represents (i) 898 ordinary shares represented by 449 ADSs issuable upon exercise of placement agent warrants issued in connection with our December 2014 financing, (ii) 2,068 ordinary shares represented by 1,034 ADSs issuable upon exercise of placement agent warrants issued in connection with our September 2015 financing, and (iii) 1,110 ordinary shares represented by 555 ADSs issuable upon exercise of placement agent warrants issued in connection with our October 2015 financing.

(28)	Represents (i) 2,068 ordinary shares represented by 1,034 ADSs issuable upon exercise of placement agent warrants issued in connection with our September 2015 financing, and (ii) 1,110 ordinary shares represented by 555 ADSs issuable upon exercise of placement agent warrants issued in connection with our October 2015 financing.

(29)	Represents 898 ordinary shares represented by 449 ADSs issuable upon exercise of placement agent warrants issued in connection with our December 2014 financing.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital summarizes certain provisions of our Articles of Association. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our Articles of Association, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

Ordinary Shares

At January 18, 2016, our authorized share capital consists of 80,000,000 ordinary shares, par value NIS 0.25 per share, of which 27,672,901 are issued and outstanding (including 446,827 ordinary shares that are held in treasury).

All of our outstanding ordinary shares will be validly issued, fully paid and non-assessable.  Our ordinary shares are not redeemable and do not have any preemptive rights.  Pursuant to Israeli securities laws, a company whose shares are traded on the TASE may not have more than one class of shares (subject to an exception which is not applicable to us), and all outstanding shares must be validly issued and fully paid.  Shares and convertible securities may not be issued without the consent of the Israeli Securities Authority and all outstanding shares must be registered for trading on the TASE.

We effected a 1-for-25 reverse share split with respect to our ordinary shares, options and warrants on May 12, 2013. Unless indicated otherwise by the context, all ordinary share, option, warrant and per share amounts as well as stock prices appearing in this prospectus have been adjusted to give retroactive effect to the share split for all periods presented.

Registration Number and Purposes of the Company

Our number with the Israeli Registrar of Companies is 512022153. Our purpose is set forth in Section 3 of our Articles of Association and includes every lawful purpose.

Our ordinary shares that are fully paid for are issued in registered form and may be freely transferred under our Articles of Association, unless the transfer is restricted or prohibited by applicable law or the rules of a stock exchange on which the shares are traded. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our Articles of Association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Pursuant to the Israeli Companies Law and our Articles of Association, our board of directors may exercise all powers and take all actions that are not required under law or under our Articles of Association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Our Articles of Association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Israeli Companies Law and must be approved by a resolution duly passed by our shareholders at a general or special meeting by voting on such change in the capital. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings and profits and an issuance of shares for less than their nominal value, require a resolution of our board of directors and court approval.

Dividends

We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. Under the Israeli Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless such company’s articles of association provide otherwise. Our Articles of Association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Israeli Companies Law, we may only distribute dividends from our profits accrued over the previous two years, as defined in the Israeli Companies Law, according to our then last reviewed or audited financial reports, or we may distribute dividends with court approval. In each case, we are only permitted to pay a dividend if there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

Election of Directors

Our ordinary shares do not have cumulative voting rights in the election of directors. As a result, the holders of a majority of the voting power represented at a shareholders meeting have the power to elect all of our directors, subject to the special approval requirements for external directors described under “Item 6. Directors, Senior Management and Employees - Board Practices - External Directors.”

Pursuant to our Articles of Association, other than the external directors, for whom special election requirements apply under the Israeli Companies Law, our directors are elected at a general or special meeting of our shareholders and serve on the board of directors until the end of the next general meeting or they are removed by the majority of our shareholders at a general or special meeting of our shareholders or upon the occurrence of certain events, in accordance with the Israeli Companies Law and our Articles of Association. In addition, our Articles of Association allow our board of directors to appoint directors to fill vacancies on the board of directors to serve until the next general meeting or special meeting, or earlier if required by our Articles of Association or applicable law. We have held elections for each of our non-external directors at each annual meeting of our shareholders since our initial public offering in Israel. External directors are elected for an initial term of three years and may be removed from office pursuant to the terms of the Israeli Companies Law.

Shareholder Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to as special meetings. Our board of directors may call special meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Israeli Companies Law and our Articles of Association provide that our board of directors is required to convene a special meeting upon the written request of (i) any two of our directors or one quarter of our board of directors or (ii) one or more shareholders holding, in the aggregate, either (1) 5% of our outstanding shares and 1% of our outstanding voting power or (2) 5% of our outstanding voting power.

Subject to the provisions of the Israeli Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and forty days prior to the date of the meeting. Furthermore, the Israeli Companies Law and our Articles of Association require that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our Articles of Association;

●	appointment or termination of our auditors;

●	appointment of directors and appointment and dismissal of external directors;

●	approval of acts and transactions requiring general meeting approval pursuant to the Israeli Companies Law;

●	director compensation, indemnification and change of the principal executive officer;

●	increases or reductions of our authorized share capital;

●	a merger; and

●	the exercise of our Board of Director’s powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

The Israeli Companies Law requires that a notice of any annual or special shareholders meeting be provided at least 21 days prior to the meeting and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

The Israeli Companies Law does not allow shareholders of publicly traded companies to approve corporate matters by written consent. Consequently, our Articles of Association does not allow shareholders to approve corporate matters by written consent.

Pursuant to our Articles of Association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting.

Quorum

The quorum required for our general meetings of shareholders consists of at least two shareholders present in person, by proxy or written ballot who hold or represent between them at least 25% of the total outstanding voting rights.

A meeting adjourned for lack of a quorum is adjourned to the same day in the following week at the same time and place or on a later date if so specified in the summons or notice of the meeting. At the reconvened meeting, any number of our shareholders present in person or by proxy shall constitute a lawful quorum.

Resolutions

Our Articles of Association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by applicable law.

Israeli law provides that a shareholder of a public company may vote in a meeting and in a class meeting by means of a written ballot in which the shareholder indicates how he or she votes on resolutions relating to the following matters:

●	an appointment or removal of directors;

●	an approval of transactions with office holders or interested or related parties;

●	an approval of a merger or any other matter in respect of which there is a provision in the articles of association providing that decisions of the general meeting may also be passed by written ballot;

●	authorizing the chairman of the board of directors or his relative to act as our chief executive officer or act with such authority; or authorize our chief executive officer or his relative to act as the chairman of the board of directors or act with such authority; and

●	other matters which may be prescribed by Israel’s Minister of Justice.

The provision allowing the vote by written ballot does not apply where the voting power of the controlling shareholder is sufficient to determine the vote. Our Articles of Association provides that our board of directors may prevent voting by means of a written ballot and this determination is required to be stated in the notice convening the general meeting.

The Israeli Companies Law provides that a shareholder, in exercising his or her rights and performing his or her obligations toward the company and its other shareholders, must act in good faith and in a customary manner, and avoid abusing his or her power. This is required when voting at general meetings on matters such as changes to the articles of association, increasing our registered capital, mergers and approval of related party transactions. A shareholder also has a general duty to refrain from depriving any other shareholder of its rights as a shareholder. In addition, any controlling shareholder, any shareholder who knows that its vote can determine the outcome of a shareholder vote and any shareholder who, under such company’s articles of association, can appoint or prevent the appointment of an office holder, is required to act with fairness towards the company. The Israeli Companies Law does not describe the substance of this duty except to state that the remedies generally available upon a breach of contract will also apply to a breach of the duty to act with fairness, and, to the best of our knowledge, there is no binding case law that addresses this subject directly.

Under the Israeli Companies Law, unless provided otherwise in a company’s articles of association, a resolution at a shareholders meeting requires approval by a simple majority of the voting rights represented at the meeting, in person, by proxy or written ballot, and voting on the resolution. A resolution for the voluntary winding up of the company requires the approval of holders of 75% of the voting rights represented at the meeting, in person, by proxy or by written ballot and voting on the resolution.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Access to Corporate Records

Under the Israeli Companies Law, all shareholders of a company generally have the right to review minutes of our general meetings, its shareholders register and principal shareholders register, articles of association, financial statements and any document it is required by law to file publicly with the Israeli Companies Registrar and the ISA. Any of our shareholders may request access to review any document in our possession that relates to any action or transaction with a related party, interested party or office holder that requires shareholder approval under the Israeli Companies Law. We may deny a request to review a document if we determine that the request was not made in good faith, that the document contains a commercial secret or a patent or that the document’s disclosure may otherwise prejudice our interests.

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the target company’s issued and outstanding share capital is required by the Israeli Companies Law to make a tender offer to all of our shareholders for the purchase of all of the issued and outstanding shares of the company. A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the issued and outstanding share capital of a certain class of shares is required to make a tender offer to all of the shareholders who hold shares of the same class for the purchase of all of the issued and outstanding shares of the same class. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law (provided that a majority of the offerees that do not have a personal interest in such tender offer shall have approved the tender offer except that if the total votes to reject the tender offer represent less than 2% of the company’s issued and outstanding share capital, in the aggregate, approval by a majority of the offerees that do not have a personal interest in such tender offer is not required to complete the tender offer). However, a shareholder that had its shares so transferred may petition the court within six months from the date of acceptance of the full tender offer, whether or not such shareholder agreed to the tender or not, to determine whether the tender offer was for less than fair value and whether the fair value should be paid as determined by the court unless the acquirer stipulated in the tender offer that a shareholder that accepts the offer may not seek appraisal rights. If the shareholders who did not accept the tender offer hold 5% or more of the issued and outstanding share capital of the company or of the applicable class, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of our issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer.

Special Tender Offer

The Israeli Companies Law provides that an acquisition of shares of a public Israeli company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company, unless one of the exemptions in the Israeli Companies Law is met. This rule does not apply if there is already another holder of at least 25% of the voting rights in the company. Similarly, the Israeli Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a holder of 45% or more of the voting rights in the company, if there is no other shareholder of the company who holds 45% or more of the voting rights in the company, unless one of the exemptions in the Israeli Companies Law is met.

A special tender offer must be extended to all shareholders of a company but the offeror is not required to purchase shares representing more than 5% of the voting power attached to our outstanding shares, regardless of how many shares are tendered by shareholders. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to our outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer.

If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Merger

The Israeli Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Israeli Companies Law are met, a majority of each party’s shares voted on the proposed merger at a shareholders’ meeting called with at least 35 days’ prior notice.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person who holds 25% or more of the outstanding shares or the right to appoint 25% or more of the directors of the other party, vote against the merger. If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger was filed by each party with the Israeli Registrar of Companies and 30 days have passed from the date the merger was approved by the shareholders of each party.

Antitakeover Measures

The Israeli Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights, distributions or other matters and shares having preemptive rights. As of the date of this prospectus, we do not have any authorized or issued shares other than our ordinary shares. In the future, if we do create and issue a class of shares other than ordinary shares, such class of shares, depending on the specific rights that may be attached to them, may delay or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization of a new class of shares will require an amendment to our Articles of Association which requires the prior approval of the holders of a majority of our shares at a general meeting. In addition, the rules and regulations of the TASE also limit the terms permitted with respect to a new class of shares and prohibit any such new class of shares from having voting rights. Shareholders voting in such meeting will be subject to the restrictions provided in the Israeli Companies Law as described above.

Borrowing Powers

Under the Israeli Companies Law and our amended and restated articles of association, our board of directors may exercise all powers and take all actions that are not required under law or under our amended and restated articles of association to be exercised or taken by our shareholders or other corporate bodies, including the power to borrow money for company purposes.

Changes in Capital

Our amended and restated articles of association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Israeli Companies Law and must be approved by a resolution duly passed by our shareholders at a general meeting by voting on such change in the capital. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits and, in certain circumstances, an issuance of shares for less than their nominal value, require the approval of both our board of directors and an Israeli court.

American Depositary Shares

The Bank of New York Mellon, as Depositary, will register and deliver American Depositary Shares, or ADSs. Each ADS will represent two (2) ordinary shares (or a right to receive two (2) ordinary shares) deposited with the principal Tel Aviv office of Bank Hapoalim, as custodian for the Depositary. Each ADS will also represent any other securities, cash or other property which may be held by the Depositary. The Depositary’s corporate trust office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at One Wall Street, New York, New York 10286.

You may hold ADSs either (i) directly (a) by having an American Depositary Receipt, or an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by having ADSs registered in your name in the Direct Registration System, or DRS, or (ii) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are a registered ADS holder, or an ADS holder. The description in this section assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

The DRS is a system administered by The Depository Trust Company, or DTC, pursuant to which the Depositary may register the ownership of uncertificated ADSs, which ownership is confirmed by periodic statements sent by the Depositary to the registered holders of uncertificated ADSs.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Israeli law governs shareholder rights. The Depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. The Deposit Agreement, or the Deposit Agreement, among us, the Depositary and you, as an ADS holder, and all other persons indirectly holding ADSs sets out ADS holder rights as well as the rights and obligations of the Depositary. New York law governs the Deposit Agreement and the ADSs.

The following is a summary of the material provisions of the Deposit Agreement. For more complete information, you should read the entire Deposit Agreement and the form of ADS. Directions on how to obtain copies of those documents are provided under “Available Information”.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The Depositary has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent.

●	Cash. The Depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the Deposit Agreement allows the Depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

●	Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the Depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

●	Shares. The Depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The Depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the Depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The Depositary may sell a portion of the distributed shares sufficient to pay its fees and expenses in connection with that distribution.

●	Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the Depositary may make these rights available to ADS holders. If the Depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the Depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The Depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

●

If the Depositary makes rights available to ADS holders, it will exercise the rights and purchase the shares on your behalf. The Depositary will then deposit the shares and deliver ADSs to the persons entitled to them. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the Depositary may deliver restricted Depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

●	Other Distributions. The Depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practicable. If it cannot make the distribution in that way, the Depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the Depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The Depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

The Depositary is not responsible if it decides that it is unlawful or impracticable to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act other than in accordance with a registration rights agreement entered into in connection with our March 2014 private placement. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impracticable for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The Depositary will deliver ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs at the Depositary’s corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the Depositary will deliver the deposited securities at its corporate trust office, if feasible.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the Depositary for the purpose of exchanging your ADR for uncertificated ADSs. The Depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the Depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the Depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the Depositary to vote the number of deposited shares their ADSs represent. The Depositary will notify ADS holders of shareholders’ meetings and arrange to deliver our voting materials to them if we ask it to. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the Depositary how to vote. For instructions to be valid, they must reach the Depositary by a date set by the Depositary. Otherwise, you will not be able to exercise your right to vote unless you withdraw the shares. To do so, however, you would need to know about the meeting sufficiently in advance to withdraw the shares.

The Depositary will try, as far as practical, subject to the laws of Israel and of our Articles of Association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. The Depositary will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the Depositary to vote your shares. In addition, the Depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the Depositary as to the exercise of voting rights relating to deposited securities, if we request the Depositary to act, we agree to give the Depositary notice of any such meeting and details concerning the matters to be voted upon not less than 45 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay :	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	●	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

	●	Cancellation of ADSs for the purpose of withdrawal, including if the Deposit Agreement terminates

$.05 (or less) per ADS	●	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	●	Distribution of securities distributed to holders of deposited securities which are distributed by the Depositary to ADS holders

$.05 (or less) per ADSs per calendar year	●	Depositary services

Registration or transfer fees	●	Transfer and registration of shares on our share register to or from the name of the Depositary or its agent when you deposit or withdraw shares

Expenses of the Depositary	●	Cable, telex and facsimile transmissions (when expressly provided in the Deposit Agreement)

	●	Converting foreign currency to U.S. dollars

Taxes and other governmental charges the Depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	●	As necessary

Any charges incurred by the Depositary or its agents for servicing the deposited securities	●	As necessary

The Depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The Depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The Depositary may collect its annual fee for depositary services by deduction from cash distributions, by directly billing investors or by charging the book-entry system accounts of participants acting for them. The Depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the Depositary may make payments to us to reimburse us for expenses and/or share revenue with us from the fees collected from ADS holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of the establishment and maintenance of the ADS program. In performing its duties under the Deposit Agreement, the Depositary may use brokers, dealers or other service providers that are affiliates of the Depositary and that may earn or share fees or commissions.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The Depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the Depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:

● ● ● ●

Change the nominal or par value of our shares

Reclassify, split up or consolidate any of the deposited securities

Distribute securities on the shares that are not distributed to you

Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

The cash, shares or other securities received by the Depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.

The Depositary may, and will if we ask it to, distribute some or all of the cash, shares or other securities it received. It may also deliver new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the Deposit Agreement be amended?

We may agree with the Depositary to amend the Deposit Agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the Depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the Depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the Deposit Agreement, as amended.

How may the Deposit Agreement be terminated?

The Depositary will terminate the Deposit Agreement at our direction by mailing notice of termination to the ADS holders then outstanding at least 30 days prior to the date fixed in such notice for such termination. The Depositary may also terminate the Deposit Agreement by mailing notice of termination to us and the ADS holders if 60 days have passed since the Depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment.

After termination, the Depositary and its agents will do the following under the Deposit Agreement, but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver shares and other deposited securities upon cancellation of ADSs. Four months after termination, the Depositary may sell any remaining deposited securities by public or private sale. After that, the Depositary will hold the money it received on the sale, as well as any other cash it is holding under the Deposit Agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The Depositary’s only obligations will be to account for the money and other cash. After termination, our only obligations will be to indemnify the Depositary and to pay fees and expenses of the Depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to ADS Holders

The Deposit Agreement expressly limits our obligations and the obligations of the Depositary. It also limits our liability and the liability of the Depositary. We and the Depositary:

●	are only obligated to take the actions specifically set forth in the Deposit Agreement without negligence or bad faith;

●	are not liable if we are or it is prevented or delayed by law or circumstances beyond our control from performing our or its obligations under the Deposit Agreement;

●	are not liable if we or it exercises discretion permitted under the Deposit Agreement;

●	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the Deposit Agreement, or for any special, consequential or punitive damages for any breach of the terms of the Deposit Agreement;

●	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the Deposit Agreement on your behalf or on behalf of any other person; and

●	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the Deposit Agreement, we and the Depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the Depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of shares, the Depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the Deposit Agreement, including presentation of transfer documents.

The Depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the Depositary or our transfer books are closed or at any time if the Depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

●	when temporary delays arise because: (i) the Depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

●	when you owe money to pay fees, taxes and similar charges; or

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the Deposit Agreement.

Pre-release of ADSs

Subject to the provisions of the Deposit Agreement, the Depositary may issue ADSs before deposit of the underlying shares. This is called a pre-release of ADSs. The Depositary may also deliver shares prior to the receipt and cancellation of pre-released ADSs even if the ADSs are cancelled before the pre-release transaction has been closed out. A pre-release is closed out as soon as the underlying shares are delivered to the Depositary. The Depositary may receive ADSs instead of shares to close out a pre-release. The Depositary may pre-release ADSs only under the following conditions:

●	before or at the time of the pre-release, the person to whom the pre-release is being made must represent to the Depositary in writing that it or its customer, as the case may be, (i) owns the shares or ADSs to be remitted, (ii) will assign all beneficial rights, title and interest in the ADSs or shares to the Depositary and for the benefit of the ADS holders, and (iii) will not take any action with respect to the ADSs or shares that is inconsistent with the assignment of beneficial ownership (including, without the consent of the Depositary, disposing of the ADSs or shares) other than in satisfaction of the pre-release;

●	the pre-release must be fully collateralized with cash or collateral that the Depositary considers appropriate; and

●	the Depositary must be able to close out the pre-release on not more than five business days’ notice.

The pre-release will be subject to whatever indemnities and credit regulations that the Depositary considers appropriate. In addition, the Depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the Depositary may disregard the limit from time to time, if it thinks it is appropriate to do so. At our instruction, a pre-release may be discontinued entirely.

Direct Registration System

In the Deposit Agreement, all parties to the Deposit Agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC under which the Depositary may register the ownership of uncertificated ADSs, which ownership will be evidenced by periodic statements sent by the Depositary to the registered holders of uncertificated ADSs. Profile is a required feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the Depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the Depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the Deposit Agreement understand that the Depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the Deposit Agreement, the parties agree that the Depositary’s reliance on and compliance with instructions received by the Depositary through the DRS/Profile and in accordance with the Deposit Agreement will not constitute negligence or bad faith on the part of the Depositary.

Shareholder Communications; Inspection of Register ADS Holders

The Depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The Depositary will send you copies of those communications if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Disclosure of Beneficial Ownership

We may from time to time request that ADS holders provide information as to the capacity in which they hold ADSs or a beneficial interest in such ADSs and regarding the identity of any other persons then or previously having a beneficial interest in ADSs, and the nature of such interest and various other matters. ADS holders agree to provide such information reasonably requested by the us pursuant to the Deposit Agreement. The Depositary agrees to comply with reasonable written instructions received from time to time from us requesting that the Depositary forward any such written requests to the Owners and to forward to us any such responses to such requests received by the Depositary.

Each ADS holder agrees to comply with any applicable provision of Israeli law with regard to the notification to us of the holding or proposed holding of certain interests in the underlying ordinary shares and the obtaining of certain consents, to the same extent as if such ADS holder were a registered holder or beneficial owner of the underlying ordinary shares. The Depositary is not required to take any action with respect to such compliance on behalf of any ADS holder, including the provision of the notifications described below.

As of the date of the Deposit Agreement, under Israeli law, persons who hold a direct or indirect interest in 5% or more of the voting securities of us (including persons who hold such an interest through the holding of ADSs) are required to give written notice of their interest and any subsequent changes in their interest to us within the timeframes set forth in Israeli law. The foregoing is a summary of the relevant provision of Israeli law and does not purport to be a complete review of this or other provisions that may be applicable to ADS holders. We undertake no obligation to update this summary in the future.

Description of the Warrants

September 2015 Warrants

The following is a brief summary of the warrants and placement agent warrants issued in connection with our September 2015 financing and is subject in all respects to the provisions contained in the warrants, the form filed as an exhibit to our Current Report on Form 6-K dated September 22, 2015. Unless otherwise stated, references to warrants in this section include the placement agent warrants.

Exercisability.  Holders may exercise warrants at any time after March 21, 2016 until close of business on March 21, 2021 except that the placement agent warrants are exercisable until close of business on September 21, 2020.  The warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of ordinary shares represented by ADSs purchased upon such exercise (except in the case of a cashless exercise in limited circumstances discussed below).

Cashless Exercise.   If after March 21, 2016 a registration statement covering the issuance of the ordinary shares represented ADS issuable upon exercise of the warrants is not effective at the time of exercise of the warrants, the holder may, at its option, exercise its warrants on a cashless basis.  When exercised on a cashless basis, a portion of the warrant is cancelled in payment of the purchase price payable in respect of the number of shares of our common stock purchasable upon such exercise.

Exercise Price.  The exercise price of ADSs purchasable upon exercise of the warrants is $5.25 per ADS.  The exercise price and the number of ADS issuable upon exercise of the warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting our ordinary shares, and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability.  Subject to certain transfer restrictions, the warrants may be transferred at the option of the holder upon surrender of the warrants with the appropriate instruments of transfer. In addition, the holder (or permitted assignees under Rule 5110(g)(1)) of the placement agent warrants may not sell, transfer, assign, pledge, or hypothecate the warrants or the securities underlying these warrants, nor may they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date or commencement of sales of the public offering of the ordinary shares represented by the ADSs issuable upon exercise of the warrants.

Purchase Rights, Fundamental Transactions and Change of Control.  If we sell or grant any rights to purchase stock, warrants or securities or other property to our stockholders on a pro rata basis, we will provide the holders of warrants with the right to acquire, upon the same terms, the securities subject to such purchase rights as though the warrant had been exercised immediately prior to the declaration of such rights.  If we consummate any fundamental transaction, as described in the warrants and generally including any consolidation or merger into another corporation, the consummation of a transaction whereby another entity acquires more than 50% of our outstanding ordinary shares, the sale of all or substantially all of our assets, or another transaction in which our common stock is converted into or exchanged for other securities or other consideration, the holder of warrants will thereafter receive upon exercise of the warrants the securities or other consideration to which a holder of the number of shares of common stock then deliverable upon the exercise or conversion of such warrants would have been entitled upon such consolidation, merger or other transaction.

Exchange Listing. We do not plan on making an application to list the warrants on the NYSE MKT, any national securities exchange or other nationally recognized trading system.  Our ADSs underlying the warrants are listed on the NYSE MKT and our ordinary shares are traded on the TASE.

Rights as Stockholder. Except as otherwise provided in the warrants (such as the rights described above of a warrant holder upon our sale or grant of any rights to purchase shares, warrants or securities or other property to our shareholders on a pro rata basis) or by virtue of such holder’s ownership of our ordinary shares, the holders of the warrants do not have the rights or privileges of holders of our ordinary shares, including any voting rights, until they exercise their warrants.

October 2015 Warrants

The following is a brief summary of the warrants and placement agent warrants issued in connection with our October 2015 financing and is subject in all respects to the provisions contained in the warrants, the form filed as an exhibit to our Current Report on Form 6-K dated October 15, 2015. Unless otherwise stated, references to warrants in this section include the placement agent warrants.

Exercisability.  Holders may exercise warrants at any time after April 15, 2016 until close of business on April 15, 2021 except that the placement agent warrants are exercisable until close of business on October 15, 2020.  The warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of ordinary shares represented by ADSs purchased upon such exercise (except in the case of a cashless exercise in limited circumstances discussed below).

Cashless Exercise.   If after April 15, 2016 a registration statement covering the issuance of the ordinary shares represented ADS issuable upon exercise of the warrants is not effective at the time of exercise of the warrants, the holder may, at its option, exercise its warrants on a cashless basis.  When exercised on a cashless basis, a portion of the warrant is cancelled in payment of the purchase price payable in respect of the number of shares of our common stock purchasable upon such exercise.

Exercise Price.  The exercise price of ADSs purchasable upon exercise of the warrants is $5.25 per ADS.  The exercise price and the number of ADS issuable upon exercise of the warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting our ordinary shares, and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability.  Subject to certain transfer restrictions, the warrants may be transferred at the option of the holder upon surrender of the warrants with the appropriate instruments of transfer. In addition, the holder (or permitted assignees under Rule 5110(g)(1)) of the placement agent warrants may not sell, transfer, assign, pledge, or hypothecate the warrants or the securities underlying these warrants, nor may they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date or commencement of sales of the public offering of the ordinary shares represented by the ADSs issuable upon exercise of the warrants.

Purchase Rights, Fundamental Transactions and Change of Control.  If we sell or grant any rights to purchase stock, warrants or securities or other property to our stockholders on a pro rata basis, we will provide the holders of warrants with the right to acquire, upon the same terms, the securities subject to such purchase rights as though the warrant had been exercised immediately prior to the declaration of such rights.  If we consummate any fundamental transaction, as described in the warrants and generally including any consolidation or merger into another corporation, the consummation of a transaction whereby another entity acquires more than 50% of our outstanding ordinary shares, the sale of all or substantially all of our assets, or another transaction in which our common stock is converted into or exchanged for other securities or other consideration, the holder of warrants will thereafter receive upon exercise of the warrants the securities or other consideration to which a holder of the number of shares of common stock then deliverable upon the exercise or conversion of such warrants would have been entitled upon such consolidation, merger or other transaction.

Exchange Listing. We do not plan on making an application to list the warrants on the NYSE MKT, any national securities exchange or other nationally recognized trading system.  Our ADSs underlying the warrants are listed on the NYSE MKT and our ordinary shares are traded on the TASE.

Rights as Stockholder. Except as otherwise provided in the warrants (such as the rights described above of a warrant holder upon our sale or grant of any rights to purchase shares, warrants or securities or other property to our shareholders on a pro rata basis) or by virtue of such holder’s ownership of our ordinary shares, the holders of the warrants do not have the rights or privileges of holders of our ordinary shares, including any voting rights, until they exercise their warrants.

PLAN OF DISTRIBUTION

We are registering the ordinary shares represented by ADSs issuable upon exercise of the warrants and placement agent warrants issued in our September 2015 and October 2015 private placements to permit the resale of these ordinary shares represented by ADSs by the holders of these warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the ordinary shares represented by ADSs other than proceeds from the cash exercise of the warrants and placement agent warrants. We will bear all fees and expenses incident to our obligation to register the ordinary shares represented by ADSs.

The selling shareholders may sell all or a portion of the ordinary shares represented by ADSs beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the ordinary shares represented by ADSs are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent's commissions. The ordinary shares represented by ADSs may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	sales pursuant to Rule 144;

●	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling ordinary shares represented by ADSs to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the ordinary shares represented by ADSs for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of ordinary shares represented by ADSs or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the ordinary shares represented by ADSs in the course of hedging in positions they assume. The selling shareholders may also sell ordinary shares represented by ADSs short and deliver ordinary shares represented by ADSs covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge ordinary shares represented by ADSs to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the warrants, placement agent warrants or ADSs owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares represented by ADSs from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the ordinary shares represented by ADSs in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the ordinary shares represented by ADSs may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the ordinary shares represented by ADSs is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of ordinary shares represented by ADSs being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states ordinary shares represented by ADSs may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states ordinary shares represented by ADSs may not be sold unless such ordinary shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the ordinary shares represented by ADSs registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the ordinary shares represented by ADSs by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the ordinary shares represented by ADSs to engage in market-making activities with respect to the ordinary shares represented by ADSs. All of the foregoing may affect the marketability of the ordinary shares represented by ADSs and the ability of any person or entity to engage in market-making activities with respect to the ordinary shares represented by ADSs.

We will pay all expenses of the registration of the ordinary shares represented by ADSs, estimated to be $35,520 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any.

Once sold under the registration statement, of which this prospectus forms a part, the ordinary shares represented by ADSs will be freely tradable in the hands of persons other than our affiliates.

EXPERTS

The consolidated financial statements of Can-fite BioPharma Ltd. and its subsidiaries as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014 incorporated by reference in this prospectus have been audited by Kost, Forer, Gabbay & Kasierer, a member of Ernst &Young Global, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York, has passed upon certain legal matters regarding the securities offered hereby under U.S. law, and Doron Tikotzky Kantor Gutman Cederboum & Co., Ramat Gan, Israel, has passed upon certain legal matters regarding the securities offered hereby under Israeli law. If the securities are distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3, including amendments and relevant exhibits and schedules, under the Securities Act covering the ordinary shares represented by ADSs to be sold in this offering. This prospectus, which constitutes a part of the registration statement, summarizes material provisions of contracts and other documents that we refer to in the prospectus. Since this prospectus does not contain all of the information contained in the registration statement, you should read the registration statement and its exhibits and schedules for further information with respect to us and our ordinary shares and the ADSs. You may review and copy the registration statement, reports and other information we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also request copies of these documents upon payment of a duplicating fee by writing to the SEC. For further information on the public reference facility, please call the SEC at 1-800-SEC-0330. Our SEC filings, including the registration statement, are also available to you on the SEC's Web site at http://www.sec.gov.

In addition, since our ordinary shares are traded on the TASE, in the past we filed Hebrew language periodic and immediate reports with, and furnished information to, the TASE and the Israel Securities Authority, or the ISA, as required under Chapter Six of the Israel Securities Law, 1968.  On March 31, 2014, we transitioned solely to U.S. reporting standards in accordance with an applicable exemption under the Israel Securities Law.  Copies of our SEC filings and submissions are now submitted to the Israeli Securities Authority and TASE.  Such copies can be retrieved electronically through the MAGNA distribution site of the Israeli Securities Authority (www.magna.isa.gov.il) and the TASE website (maya.tase.co.il).

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements we file reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and submit to the SEC, on Form 6-K, unaudited quarterly financial information for the first three quarters of each fiscal year within 60 days after the end of each such quarter, or such applicable time as required by the SEC.

In addition, since our ordinary shares are traded on the TASE, in the past we filed Hebrew language periodic and immediate reports with, and furnished information to, the TASE and the Israel Securities Authority, or the ISA, as required under Chapter Six of the Israel Securities Law, 1968.  On March 31, 2014, we transitioned solely to U.S. reporting standards in accordance with an applicable exemption under the Israel Securities Law.  Copies of our SEC filings and submissions are now submitted to the Israeli Securities Authority and TASE.  Such copies can be retrieved electronically through the MAGNA distribution site of the Israeli Securities Authority (www.magna.isa.gov.il) and the TASE website (maya.tase.co.il).

 We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements we file reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and submit to the SEC, on Form 6-K, unaudited quarterly financial information for the first three quarters of each fiscal year within 60 days after the end of each such quarter, or such applicable time as required by the SEC.

INCORPORATION BY REFERENCE

We are allowed to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference in this prospectus the documents listed below, and any future Annual Reports on Form 20-F or Reports on Form 6-K (to that extent that such Form 6-K indicates that it is intended to be incorporated by reference herein) filed with the SEC pursuant to the Exchange Act prior to the termination of the offering.  The documents we incorporate by reference are:

(1)	Our annual report on Form 20-F for the year ended December 31, 2014, filed with the SEC on March 27, 2015;

(2)

Our Form 6-Ks filed with the SEC on March 30, 2015, April 20, 2015, April 27, 2015, May 4, 2015, May 11, 2015, May 29, 2015, June 10, 2015, June 19, 2015, June 29, 2015, June  30, 2015, July 29, 2015, August 27, 2015, September 3, 2015, September 8, 2015, September 9, 2015, September 17, 2015, September 21, 2015, September 22, 2015, October 8, 2015, October 13, 2015, October 13, 2015, October 15, 2015, October 15, 2015, October 22, 2015, October 22, 2015, October 26, 2015, November 23, 2015, November 27, 2015, December 4, 2015, December 7, 2015, December 9, 2015, December 17, 2015, December 28, 2015, January 5, 2016, January 11, 2016, and January 19, 2016; and

(3)	The description of our ADSs and ordinary shares contained in our Form 8-A filed with the SEC on November 15, 2013 including any amendment or report filed for the purpose of updating such description.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address:

Can-Fite BioPharma Ltd. 10 Bareket Street, Kiryat Matalon PO Box 7537 Petach Tikva, Israel Tel: + 972 3 924-1114 Attention: Investor Relations

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, or such earlier date, that is indicated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us, our Israeli subsidiaries, our directors and officers and the Israeli experts, if any, named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because the majority of our assets and investments, and substantially all of our directors, officers and such Israeli experts, if any, are located outside the United States, any judgment obtained in the United States against us or any of them may be difficult to collect within the United States.

We have been informed by our legal counsel in Israel that it may also be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. There is little binding case law in Israel addressing these matters. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, under the rules of private international law currently prevailing in Israel, Israeli courts may enforce a U.S. judgment in a civil matter, including a judgment based upon the civil liability provisions of the U.S. securities laws, as well as a monetary or compensatory judgment in a non-civil matter, provided that the following conditions are met:

●	subject to limited exceptions, the judgment is final and non-appealable;

●	the judgment was given by a court competent under the laws of the state of the court and is otherwise enforceable in such state;

●	the judgment was rendered by a court competent under the rules of private international law applicable in Israel;

●	the laws of the state in which the judgment was given provide for the enforcement of judgments of Israeli courts;

●	adequate service of process has been effected and the defendant has had a reasonable opportunity to present his arguments and evidence;

●	the judgment and its enforcement are not contrary to the law, public policy, security or sovereignty of the State of Israel;

●	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties; and

●	an action between the same parties in the same matter was not pending in any Israeli court at the time the lawsuit was instituted in the U.S. court.

We have appointed Vcorp Agent Services, Inc. as our agent to receive service of process in any action against us in any United States federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

EXPENSES

The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates except SEC registration fee.

Securities and Exchange Commission registration fee	$662.71
Legal fees and expenses	$40,000
Accounting fees and expenses	$6,000
Printing expenses	$5,000
Miscellaneous	$5,000
Total	$56,662.71

The expenses listed above do not include expenses of preparing prospectus supplements and other expenses relating to offerings of particular securities.

January ____, 2016

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.  Indemnification of Directors, Officers and Employees

An Israeli company may indemnify an office holder in respect of certain liabilities either in advance of an event or following an event provided that a provision authorizing such indemnification is inserted in its articles of association.  Our Articles of Association contain such a provision.  An undertaking provided in advance by an Israeli company to indemnify an office holder with respect to a financial liability imposed on him or her in favor of another person pursuant to a judgment, settlement or arbitrator’s award approved by a court must be limited to events which in the opinion of the board of directors can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or a criteria determined by the board of directors as reasonable under the circumstances, and such undertaking must detail the abovementioned events and amount or criteria.

In addition, a company may indemnify an office holder against the following liabilities incurred for acts performed as an office holder:

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for a crime that does not require proof of criminal intent.

●	a financial liability imposed on the office holder in favor of another person pursuant to a judgment, including a compromise judgment or arbitrator judgment approved by a court.

An Israeli company may insure a director or officer against the following liabilities incurred for acts performed as a director or officer:

●	a breach of duty of care to the company or to a third party, including a breach arising out of the negligent conduct of an office holder;

●	a breach of duty of loyalty to the company, provided the director or officer or office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the interests of the company; and

●	financial liabilities imposed on the office holder for the benefit of a third party.

An Israeli company may not indemnify or insure an office holder against any of the following:

●	a breach of duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine, civil fine, monetary sanction or random levied against the office holder.

Under the Israeli Companies Law, indemnification and insurance of office holders must be approved by our audit committee and our board of directors and, in respect of our directors, by our shareholders.  Our directors and officers are currently covered by a directors and officers’ liability insurance policy with respect to specified claims.  To date, no claims for liability have been filed under this policy.  In addition, we have entered into indemnification agreements with each of our directors and officers and the directors and officers of our subsidiaries providing them with indemnification for liabilities or expenses incurred as a result of acts performed by them in their capacity as our, or our subsidiaries’ directors and officers.  This indemnification is limited both in terms of amount and coverage.  In the opinion of the SEC, however, indemnification of directors and office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

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Item 9. Exhibits and Financial Statement Schedules

(a)	Exhibits

See Exhibit Index.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

The Registrant acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, the registrant is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

(b)	Financial Statement Schedules

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the consolidated financial statements and related notes thereto.

Item 10.  Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and a(l)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

i	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

ii	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Petach Tikva, State of Israel on this 19th day of January, 2016.

CAN-FITE BIOPHARMA LTD.

By:	/s/ Pnina Fishman, Ph.D.
Pnina Fishman, Ph.D.
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTED, that each director and officer of CAN-FITE BIOPHARMA LTD. whose signature appears below hereby appoints Pnina Fishman, Ph.D. and Motti Farbstein, and each of them severally, acting alone and without the other, his/her true and lawful attorney-in-fact with full power of substitution or re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments, including post-effective -amendments to this Registration Statement, and to sign any and all additional registration statements relating to the same offering of securities of the Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Pnina Fishman	Chief Executive Officer and Director
Pnina Fishman, Ph.D.	(principal executive officer)	January 19, 2016

/s/ Motti Farbstein	Chief Operating and Financial Officer
Motti Farbstein	(principal financial officer and principal accounting officer)	January 19, 2016

/s/ Ilan Cohen, Ph.D.	Chairman of the Board	January 19, 2016
Ilan Cohen, Ph.D.

/s/ Guy Regev	Director	January 19, 2016
Guy Regev

/s/ Abraham Sartani	Director	January 19, 2016
Abraham Sartani

/s/ Israel Shamay	Director	January 19, 2016
Israel Shamay

/s/ Gil Oren	Director	January 19, 2016
Gil Oren

/s/ Isaac Muller	Authorized United States Representative	January 19, 2016
Vcorp Agent Services, Inc. Isaac Muller, President

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EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Articles of Association of Can-Fite BioPharma Ltd.*

4.1	Form of Amended and Restated Deposit Agreement, by and among Can-Fite BioPharma Ltd., The Bank of New York Mellon and the Owners and Holders of American Depositary Shares, dated September 11, 2013 (1)

4.2	Form of Warrant (September 2015) issued by Can-Fite BioPharma Ltd. (2)

4.3	Form of Warrant (October 2015) issued by Can-Fite BioPharma Ltd. (3)

4.4	Form of Placement Agent Warrant (September 2015) issued by Can-Fite BioPharma Ltd.*

4.5	Form of Placement Agent Warrant (October 2015) issued by Can-Fite BioPharma Ltd.*

5.1	Opinion of Doron, Tikotzky, Kantor, Gutman, Cederboum & Co., Israeli counsel to the Registrant*

23.1	Consent of Kost Forer Gabbay & Kashierer*

23.2	Consent of Doron, Tikotzky, Kantor, Gutman, Cederboum & SRFF (included in Exhibit 5.1)*

24.1	Power of Attorney (included in signature page)*

*	Filed Herewith.

(1)	Incorporated herein by reference to the Registration Statement on Form 8-A filed with the SEC on November 15, 2013.

(2)	Incorporated herein by reference to the Current Report on Form 6-K filed with the SEC on September 22, 2015.

(3)	Incorporated herein by reference to the Current Report on Form 6-K filed with the SEC on October 15, 2015.

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